As filed with the Securities and Exchange Commission on March 5, 2010

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

TIAA REAL ESTATE ACCOUNT

(Exact Name of Registrant as Specified in its Charter)

New York

(State or other jurisdiction of incorporation or organization)

(Not applicable)

(Primary Standard Industrial Classification Code Number)

(Not applicable)

(I.R.S. Employer Identification No.)

c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206
(212) 490-9000

(Address including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Keith F. Atkinson, Esquire
Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Blvd.
Charlotte, North Carolina 28226
(704) 988-1000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Jeffrey S. Puretz, Esquire
Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☒      Smaller Reporting Company ☐

Pursuant to Rule 429 under the Securities Act, the prospectus contained herein also relates to and constitutes a post-effective amendment to Securities Act registration statements 33-92990, 333-13477, 333-22809, 333-59778, 333-83964, 333-113602, 333-121493, 333-132580, 333-141513, 333-149862 and 333-158136 (collectively, the “Prior Registration Statements”).

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Accumulation units in TIAA Real Estate Account	*	*	$1,000,000,000**	$71,300**

*

The securities are not issued in predetermined amounts or units, and the maximum aggregate offering price is estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.

**

In addition to the $1,000,000,000 of accumulation units registered hereunder, the registrant is carrying forward securities which remain unsold but which were previously registered under the Prior Registration Statements for which filing fees were previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2010

PROSPECTUS
_________, 2010

TIAA REAL ESTATE ACCOUNT

A Tax-Deferred Variable Annuity Option Offered by Teachers Insurance
and Annuity Association of America

This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

The Real Estate Account, which we refer to sometimes as “the Account” in this prospectus, invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account’s assets.

The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account’s performance depends mainly on the value of the Account’s real estate and other real estate-related investments, the income generated by those investments and the Account’s expenses. The Account’s returns could go down if, for example, real estate values or rental and occupancy rates, or the value of real estate related securities, decrease due to general economic conditions and/or a weak market for real estate generally. Property operating costs, costs associated with leverage on the Account’s properties, and government regulations, such as zoning or environmental laws, could also affect a property’s profitability. TIAA does not guarantee the investment performance of the Account, and you will bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see “Risks” on page 11.

We take deductions daily from the Account’s net assets for the Account’s operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from the Account’s net assets over the next 12 months total ____%.

The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of non-profit and governmental institutions. TIAA offers the Real Estate Account under the following annuity contracts:

▪	RA and GRAs (Retirement Annuities and Group Retirement Annuities)
▪	SRAs (Supplemental Retirement Annuities)
▪	GSRAs (Group Supplemental Retirement Annuities)
▪	Retirement Choice and Retirement Choice Plus Annuity
▪	GAs (Group Annuities) and Institutionally-Owned GSRAs
▪	Classic and Roth IRAs (Individual Retirement Annuities) including SEP IRAs (Simplified Employee Pension Plans)
▪	Keoghs
▪	ATRAs (After-Tax Retirement Annuities)

Note that state regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Please see Appendix C for definitions of certain special terms used in this prospectus.

The Real Estate Account securities offered by this prospectus are only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn’t rely on it.

PROSPECTUS SUMMARY

TIAA REAL ESTATE ACCOUNT

     You should read this summary together with the more detailed information regarding the Account, including the Account’s financial statements and related notes, appearing elsewhere in this prospectus. Because this is only a summary, it may not contain all of the information important to you or that you should consider before deciding whether to invest in the units offered by the Account. Therefore, we urge you to read this prospectus in its entirety.

     More information about the Account may be obtained by writing us at 730 Third Avenue, New York, NY 10017-3206, calling us at 877 518-9161 or visiting our website at www.tiaa-cref.org. Information contained on this website is expressly not incorporated into this prospectus.

ABOUT THE TIAA REAL ESTATE ACCOUNT

     The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA) and interests in the Account were first offered to eligible participants on October 2, 1995. The Account offers individual and group accumulating annuity contracts (with contributions made on a pre-tax or after-tax basis), as well as individual lifetime and term-certain variable payout annuity contracts (including the payment of death benefits to beneficiaries). Investors are entitled to transfer funds to or from the Account under certain circumstances. Funds invested in the Account for each category of contract are expressed in terms of units, and unit values will fluctuate depending on the Account’s performance.

INVESTMENT OBJECTIVE

     The Account seeks favorable long-term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account will also invest in publicly traded securities and short-term higher quality liquid investments that are easily converted to cash to enable the Account to meet participant redemption requests, purchase or improve properties or cover other expense needs.

INVESTMENT STRATEGY

     The Account intends to have between 75% and 85% of its assets invested directly in real estate or real estate-related investments with the goal of producing favorable long-term returns primarily through rental income and appreciation.

TIAA Real Estate Account ▪ Prospectus   3

The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, primarily office, industrial, retail, and multi-family residential properties. The Account can also invest in real estate or real estate-related investments through joint ventures, real estate partnerships or common or preferred stock or other equity securities of companies whose operations involve real estate (i.e., that primarily own or manage real estate), including real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, and collateralized mortgage obligations, including commercial mortgage-backed securities and other similar investments.

     The Account will invest the remaining portion of its assets (intended to be between 15% and 25% of its assets) in liquid investments; namely, securities issued by U.S. government agencies or U.S. government sponsored entities, corporate debt securities, money market instruments and, at times, stock of companies that do not primarily own or manage real estate. There will be periods of time (including since late 2008) during which the Account’s liquid investments will comprise less than 15% (and possibly less than 10%) of its total assets, especially during and immediately following periods of significant net participant outflows. Alternatively, in some circumstances, the portion of the Account’s assets invested in liquid investments may exceed 25%. This could happen, for example, if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, and/or the Account anticipates more near-term cash needs.

     At December 31, 2009, the Account held a total of 101 real estate property investments (including its interests in 12 real estate-related joint ventures), representing 90.27% of the Account’s total investment portfolio (“Total Investments”). As of that date, the Account also held investments in a mortgage loan receivable (representing 0.73% of Total Investments), real estate limited partnerships (representing 2.07% of Total Investments), U.S. Treasury Bills (representing 2.13% of Total Investments) and government agency notes (representing 4.80% of Total Investments).

     Leverage. The Account is authorized to borrow money in accordance with its investment guidelines. Under the Account’s current investment guidelines, which were modified as to borrowing in 2009, management intends to maintain the Account’s loan to value ratio (as defined below) at or below 30%. However, through December 31, 2011:

•

the Account will maintain outstanding debt in an aggregate principal amount not to exceed the principal amount of debt outstanding as of the date of adoption of such guidelines (approximately $4.0 billion); and

•

subject to this $4.0 billion limitation, the Account may incur and/or maintain debt on its properties (including refinancing outstanding debt, assuming debt on the Account’s properties, extending the maturity date of outstanding debt and/or incurring new debt on its properties) based on the ratio of the

4   Prospectus ▪ TIAA Real Estate Account

outstanding principal amount of the Account’s debt to the Account’s total gross asset value (a “loan to value ratio”).

     Management intends to attain a loan to value ratio of 30% or less by December 31, 2011 and thereafter intends to maintain it at or below 30% (measured at the time of incurrence and after giving effect thereto).

As of December 31, 2009, the Account’s loan to value ratio was approximately 33.1%.

SUMMARY OF EXPENSE DEDUCTIONS

     Expense deductions are made each Valuation Day from the net assets of the Account for various services to manage investments, administer the Account and the contracts, distribute the contracts and to cover certain risks borne by TIAA. Services are provided “at cost” by TIAA and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a registered broker-dealer and wholly owned subsidiary of TIAA. Currently, TIAA provides investment management services and administration services for the Account, and Services provides distribution services for the Account. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

     The estimated annual expense deduction rate that appears in the expense table below reflects an estimate of the amount we currently expect to deduct to approximate the costs that the Account will incur from May 1, 2010 through April 30, 2011. Actual expenses may be higher or lower.

Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management	______%	For investment advisory, investment management, portfolio accounting, custodial and similar services, including independent fiduciary and appraisal fees
Administration	______%	For administration and operations of the Account and the contracts, including administrative services such as receiving and allocating premiums and calculating and making annuity payments
Distribution	______%	For services and expenses associated with distributing the annuity contracts
Mortality and Expense Risk	______%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	______%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction[1,2,3]	______%	For total services to the Account

[1]	TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.
[2]	TIAA currently does not impose a fee on transfers from the Account, but reserves the right to impose a fee on transfers from the Account in the future.
[3]	Property-level expenses, including property management fees and transfer taxes, are not reflected in the table above; instead these expenses are charged directly to the Account’s properties.

Please see “Expense Deductions” on page 55 and “Selected Financial Data” on page 58 for additional information.

     Example. The following table shows you an example of the expenses you would incur on a hypothetical investment of $1,000 in the TIAA Real Estate Account

TIAA Real Estate Account ▪ Prospectus   5

over several periods. The table assumes a 5% annual return on assets and an annual expense deduction equal to ______%. These figures do not represent actual expenses or investment performance, which may differ.

	1 Year		3 Year		5 Year		10 Year

TIAA Real Estate Account	$	____	$	____	$	____	$	____

SUMMARY RISK FACTORS

     The value of your investment in the Account will fluctuate based on the value of the Account’s assets and the income the assets generate. You may lose money by investing in this Account. The Account’s assets and income can be affected by many factors, and you should consider the specific risks presented in this prospectus before investing in the Account. The principal risks include, but are not limited to, the following:

•

The risks associated with acquiring, owning and selling real property, including general economic and real estate market conditions, the availability of financing (both for the Account and potential purchasers of the Account’s properties), disruptions in the credit and capital markets, competition for real estate properties, leasing risk (including tenant defaults), risks of holding foreign investments, and the risk of uninsured losses at properties (including due to terrorism and acts of violence);

•

The risks associated with property valuations, including the fact that appraisals can be subjective in a number of respects, the fact that the Account’s appraisals are generally obtained on a quarterly basis and there may be periods in between appraisals of a property in which the value attributed to the property for purposes of the Account’s daily accumulation unit value may be more or less than the actual realizable value of the property;

•

Risks associated with financing the Account’s properties, including the risk that the Account may not have the ability to obtain financing on favorable terms (or at all), which may be aggravated by general disruptions in credit and capital markets;

•

Investment risk associated with participant transactions, including the fact that significant net participant transfers out of the Account may impair its ability to pursue or consummate new investment opportunities that are otherwise attractive to the Account or that significant net participant transfers into the Account may take time to invest in attractive investment opportunities;

•

The risks associated with joint venture partnerships, including the risk that a co-venturer may have interests or goals inconsistent with that of the Account, that a co-venturer may have financial difficulties, and the risk that the Account may have limited rights with respect to operation of the property and transfer of the Account’s interest;

•	Uncertainties associated with environmental and other regulatory matters;

6   Prospectus ▪ TIAA Real Estate Account

•

Conflicts of interest, including those associated with other real estate accounts and funds which TIAA or its affiliates manage and any perceived conflicts associated with TIAA’s liquidity guarantee; and

•	Risks associated with investments in liquid assets, including financial/credit risk, market volatility risk, interest rate volatility risk and deposit/money market risk.
More detailed discussions of these risks and other risk factors associated with an investment in the Account are contained starting on page 11 of this prospectus in the section entitled “Risks.”

VALUING THE ACCOUNT’S ASSETS

     The assets of the Account are valued at the close of each Valuation Day and the Account calculates and publishes a unit value, which is available on TIAA-CREF’s website (www.tiaa-cref.org), for each Valuation Day. The values of the Account’s properties are adjusted daily to account for capital expenditures and appraisals as they occur.

     With respect to the Account’s real property investments, following the initial purchase of a property or the making of a mortgage loan on a property by the Account (at which time the Account normally receives an independent appraisal on such property), each of the Account’s real properties are appraised, and mortgage loans are valued, at least once every calendar quarter. Each of the Account’s real estate properties are appraised each quarter by an independent external state-certified (or its foreign equivalent) appraiser (which we refer to in this prospectus as an “independent appraiser”) who is a member of a professional appraisal organization. In addition, TIAA’s internal appraisal staff performs a review of each quarterly appraisal, in conjunction with the Account’s independent fiduciary, and TIAA’s internal appraisal staff or the independent fiduciary may request an additional appraisal or valuation outside of this quarterly cycle. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

     In general, the Account obtains appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments and thus adjustments to the valuations of its holdings (to the extent adjustments are made) that happen regularly throughout each quarter and not on one specific day in each period. In addition, an estimated daily equivalent of net operating income is taken into consideration and is adjusted for actual transactional activity. The remaining assets in the Account are primarily marketable securities that are priced on a daily basis and are included in the Account’s daily unit value.

     As of December 31, 2009, the Account’s net assets totaled approximately $7.9 billion. See “Valuing the Account’s Assets” on page 48 for more information on how each class of the Account’s investments are valued.

TIAA Real Estate Account ▪ Prospectus   7

PAST PERFORMANCE

     The bar chart and performance table below illustrate how investment performance during the accumulation period has varied. The bar chart shows the Account’s total return during the accumulation period over each of the last ten calendar years and the performance table shows the Account’s returns during the accumulation period for the one-, three-, five- and ten-year periods through December 31, 2009. These returns represent the total return during each such year and are calculated as a function of both the Account’s investment income and capital appreciation from the Account’s total investments during each such year. How the Account has performed in the past is not necessarily an indication of how it will perform in the future. Please see “Risks” beginning on page 11.

Best quarter: 4.69%, for the quarter ended June 30, 2006.
Worst quarter: -9.96%, for the quarter ended June 30, 2009.

AVERAGE ANNUAL TOTAL RETURNS (AS OF DECEMBER 31, 2009)

	1 Year	3 Year	5 Year	10 Year

TIAA Real Estate Account	-27.64%	-10.92%	-1.67%	3.07%

ABOUT TIAA AND TIAA’S ROLE WITH THE ACCOUNT

     TIAA is the companion organization of the College Retirement Equities Fund (CREF), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in New York State in 1952. Together, TIAA and CREF, serving approximately 3.6 million people and approximately 15,000 institutions as of December 31, 2009, form the principal retirement system for the nation’s education and research communities and form one of the largest pension systems in the U.S., based on assets under management. As of December 31, 2009, TIAA’s total statutory admitted assets were approximately $201.7 billion; the combined assets under management for TIAA, CREF and other entities within the TIAA-CREF organization (including TIAA-sponsored mutual funds) totaled approximately $414.6 billion. CREF does not stand behind TIAA’s guarantees and TIAA does not guarantee CREF products.

8   Prospectus ▪ TIAA Real Estate Account

     The Account does not have officers, directors or employees. TIAA employees, under the direction and control of TIAA’s Board of Trustees and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA has adopted for the Account. In addition, TIAA performs administration functions for the Account (which include receiving and allocating premiums, calculating and making annuity payments and providing recordkeeping and other services). Distribution services for the Account (which include, without limitation, distribution of the annuity contracts, advising existing annuity contract owners in connection with their accumulations and helping employers implement and manage retirement plans) are performed by Services. TIAA and Services provide administration and distribution services, as applicable, on an “at-cost” basis.

     With its over 60 years in the real estate business and interests in properties located across the U.S. and internationally, TIAA is one of the nation’s largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2009, the TIAA General Account had a mortgage and real property portfolio (excluding mortgage-backed securities and REIT securities) valued at approximately $25.1 billion.

     Liquidity Guarantee. In the event that the Account’s level of liquidity is not sufficient to guarantee that Account participants may redeem their accumulation units, the TIAA General Account will purchase accumulation units issued by the Account (sometimes called “liquidity units”) in accordance with its liquidity guarantee. The cost of this guarantee is embedded in the overall expense charge of the Account. This liquidity guarantee is not a guarantee of either investment performance or the value of units in the Account.

     This liquidity guarantee was first exercised in December 2008. As of the date of this prospectus, TIAA owns 4.7 million liquidity units, representing approximately 12% of the Account’s outstanding accumulation units as of such date. The Account’s independent fiduciary is vested with oversight of the liquidity guarantee, including overseeing the timing of any redemption of liquidity units held by TIAA. See “Establishing and Managing the Account – The Role of TIAA – Liquidity Guarantee” on page 36 and “—Role of the Independent Fiduciary” on page 37.

THE CONTRACTS

     TIAA offers the Account as a variable option for the annuity contracts listed on the cover page of this prospectus, although some employer plans may not offer the Account as an option for certain contracts. Each payment to the Account buys a number of accumulation units. Similarly, any transfer or withdrawal from the Account results in the redemption of a number of accumulation units. The price you pay for an accumulation unit, and the price you receive for an accumulation unit when you redeem accumulation units, is the value of an accumulation unit (which we sometimes call the “AUV”) calculated for the business day on which we receive your purchase, redemption or transfer request in good order (unless you ask for a later date for a redemption or transfer).

TIAA Real Estate Account ▪ Prospectus   9

Transfers and Withdrawals. Subject to the terms of the contracts and your employer’s plan, you can move your money to and from the Account in the following ways:

•

from the Account to a CREF investment account, a TIAA Access variable account (if available), TIAA’s traditional annuity or a mutual fund (including TIAA-CREF affiliated mutual funds) or other option available under your plan;

•

to the Account from a CREF investment account, a TIAA Access variable account (if available), TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA, GRA or Retirement Choice contracts are subject to restrictions), a TIAA-CREF affiliated mutual fund or from other companies/plans;

•	by withdrawing cash; and/or
•	by setting up a program of automatic withdrawals or transfers.

     Importantly, cash withdrawals and transfers out of the Account to a TIAA or CREF account or into another investment option can be executed on any business day but are limited to once per calendar quarter, although some plans may allow systematic transfers and withdrawals that result in more than one transfer or withdrawal per calendar quarter. Other limited exceptions may apply. Also, transfers to CREF accounts or to certain other options may be restricted by your employer’s plan, current tax law or by the terms of your contract.

     The Right To Cancel Your Contract. Generally, you may cancel any RA, SRA, GSRA, Classic IRA Roth IRA, ATRA or Keogh contract in accordance with the contract’s Right to Examine provision (unless we have begun making annuity payments from it) and subject to the time period regulated by the state in which the contract is issued. Although the contract terms and state law provisions differ, you will generally have between 10 and 60 days to exercise this cancellation right.

     The Annuity Period. Your income payments may be paid out of the Account through a variety of income options. Ordinarily, your annuity payments begin on the date you designate as your annuity starting date, subject to the terms of your employer’s plan. Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date and annuity payments can change after the initial payment based on the Account’s investment experience, the income option you choose and the income change method you choose. Important tax considerations may also apply. See “Receiving Annuity Income” beginning on page 73.

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RISKS

     The value of your investment in the Account will fluctuate based on the value of the Account’s assets, the income the assets generate and the Account’s expenses. You can lose money by investing in the Account. There is risk associated with an investor attempting to “time” an investment in the Account’s units, or effecting a redemption of an investor’s units. The Account’s assets and income can be affected by many factors, and you should consider the specific risks presented below before investing in the Account. In particular, for a discussion of how forward-looking statements contained in this prospectus are subject to uncertainties that are difficult to predict, which may be beyond management’s control and which could cause actual results to differ materially from historical experience or management’s present expectations, please refer to the subsection entitled “Forward-Looking Statements,” which is contained in the section entitled “Management’s Discussion and Analysis of the Account’s Financial Condition and Results of Operations.”

RISKS ASSOCIATED WITH REAL ESTATE INVESTING

     General Risks of Acquiring and Owning Real Property: As referenced elsewhere in this prospectus, the substantial majority of the Account’s net assets are comprised of direct ownership interests in real estate. As such, the Account is particularly subject to the risks inherent in acquiring and owning real property, including in particular the following:

•	Adverse Global and Domestic Economic Conditions. The economic conditions in the markets where the Account’s properties are located may be adversely impacted by factors which include:
•

adverse domestic or global economic conditions, particularly in the event of a deep recession which results in significant employment losses across many sectors of the economy and reduced levels of consumer spending;

	•	a weak market for real estate generally and/or in specific locations where the Account may own property;
	•	the availability of financing (both for the Account and potential purchasers of the Account’s properties);
	•	an oversupply of, or a reduced demand for, certain types of real estate properties;
	•	business closings, industry or sector slowdowns, employment losses and related factors;
	•	natural disasters, flooding and other significant and severe weather-related events, including those caused by global climate change;
	•	terrorist attacks and/or other man-made events; and
	•	decline in population or shifting demographics.
     The incidence of some or all of these factors could reduce occupancy, rental rates and the market value of the Account’s real properties or interests in

TIAA Real Estate Account ▪ Prospectus   11

investment vehicles (such as limited partnerships) which directly hold real properties.

•

Concentration Risk. The Account may experience periods in which its investments are geographically concentrated, either regionally or in certain markets with similar demographics. Further, while the Account seeks diversification across its four primary property types: office, industrial, retail and multi-family residential properties, the Account may experience periods where it has concentration in one property type, increasing the potential exposure if there were to be an oversupply of, or a reduced demand for, certain types of real estate properties in the markets in which the Account operates. Also, the Account may experience periods in which its tenant base is concentrated within a particular industry sector. If any or all of these events occur, the Account’s income and performance may be adversely impacted disproportionately by deteriorating economic conditions in those areas or industry sectors in which the Account’s investments are concentrated. Also, the Account could experience a more rapid negative change in the value of its real estate investments than would be the case if its real estate investments were more diversified.

•

Leasing Risk. A number of factors could cause the Account’s rental income, a key source of the Account’s revenue and investment return, to decline, which would adversely impact the Account’s results and investment returns. These factors include:

•

A property may be unable to attract new tenants or retain existing tenants. This situation could be exacerbated if a concentration of lease expirations occurred during any one time period or multiple tenants exercise early termination at the same time.

•

The financial condition of our tenants may be adversely impacted, particularly in a prolonged economic downturn. The Account could lose revenue if tenants do not pay rent when contractually obligated, request some form of rent relief and/or default under a lease at one of the Account’s properties. Such a default could occur if a tenant declared bankruptcy, suffered from a lack of liquidity, failed to continue to operate its business or for other reasons. In the event of any such default, we may experience a delay in, or an inability to effect, the enforcement of our rights against that tenant, particularly if that tenant filed for bankruptcy protection. Further, any disputes with tenants could involve costly and time consuming litigation.

•

In the event a tenant vacates its space at one of the Account’s properties, whether as a result of a default, the expiration of the lease term, rejection of the lease in bankruptcy or otherwise, given current market conditions, we may not be able to re-lease the vacant space either (i) for as much as the rent payable under the previous lease or (ii) at all. Also, we may not be able to re-lease such space without incurring substantial expenditures for tenant

12   Prospectus ▪ TIAA Real Estate Account

improvements and other lease-up related costs, while still being obligated for any mortgage payments, real estate taxes and other expenditures related to the property.
•

In some instances, our properties may be specifically suited to and/or outfitted for the particular needs of a certain tenant based on the type of business the tenant operates. For example, many companies desire space with an open floor plan. We may have difficulty obtaining a new tenant for any vacant space in our properties, particularly if the floor plan limits the types of businesses that can use the space without major renovation, which may require us to incur substantial expense in re-planning the space.

•

The Account owns and operates retail properties, which, in addition to the risks listed above, are subject to specific risks, including variations in rental revenues due to customary “percentage rent” clauses which may be in place for retail tenants and the insolvency and/or closing of an anchor tenant. Many times, anchor tenants will be “big box” stores and other large retailers that can be particularly adversely impacted by a global recession and reduced consumer spending generally. Factors that can impact the level of consumer spending include increases in fuel and energy costs, residential and commercial real estate and mortgage conditions, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors. Under certain circumstances, the leases may allow other tenants in a retail property to terminate their leases, reduce or withhold rental payments. The insolvency and/or closing of an anchor tenant may also cause such tenants to fail to renew their leases at expiration.

•

Competition. The Account may face competition for real estate investments from multiple sources, including individuals, corporations, insurance companies or other insurance company separate accounts, as well as real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. Some of these competitors may have similar financial and other resources as the Account, and/or they may have investment strategies and policies (including the ability to incur significantly more leverage than the Account) that allow them to compete more aggressively for real estate investment opportunities, which could result in the Account paying higher prices for investments, experiencing delays in acquiring investments or failing to consummate such purchases. Any resulting delays in the acquisition of investments, or the failure to consummate acquisitions the Account deems desirable, may increase the Account’s costs or otherwise adversely affect the Account’s investment results.

In addition, the Account’s properties may be located close to properties that are owned by other real estate investors and that compete with the Account for tenants. These competing properties may be better located, more suitable for tenants than our properties or have owners who may compete more

TIAA Real Estate Account ▪ Prospectus   13

aggressively for tenants, resulting in a competitive advantage for these other properties. We may also face similar competition from other properties that may be developed in the future. This competition may limit the Account’s ability to lease space, increase its costs of securing tenants, limit our ability to maximize our rents and/or require the Account to make capital improvements it otherwise would not, in order to make its properties more attractive to prospective tenants.

•

Operating Costs. A property’s cash flow could decrease if operating costs, such as property taxes, utilities, litigation expenses associated with a property, maintenance and insurance costs that are not reimbursed by tenants increase in relation to gross rental income, or if the property needs unanticipated repairs and renovations.

•

Condemnation. A governmental agency may condemn all or a portion of a property owned by the Account. While the Account would receive compensation in connection with any such condemnation, such compensation may not be in an amount the Account believes represents equivalent value for the condemned property. Further, a partial condemnation could impair the ability of the Account to maximize the value of the property during its operation, including making it more difficult to find new tenant or retain existing tenants. Finally, a property which has been subject to a partial condemnation may be more difficult to sell at a price the Account believes is appropriate.

•

Terrorism and Acts of War and Violence. Terrorist attacks may harm our property investments. The Account cannot assure you that there will not be further terrorist attacks against the United States, U.S. businesses or elsewhere in the world. These attacks or armed conflicts may directly or indirectly impact the value of the property we own or that secure our loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Such events could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Account’s properties and thereby reduce the value of the Account’s properties and therefore your investment return.

     General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:

•	The sale price of an Account property might differ, perhaps significantly, from its estimated or appraised value, leading to losses or reduced profits to the Account.
•	The Account might not be able to sell a property at a particular time for a price which management believes represents its fair or full value. This

14   Prospectus ▪ TIAA Real Estate Account

illiquidity may result from the cyclical nature of real estate, general economic conditions impacting the location of the property, disruption in the credit markets or the availability of financing on favorable terms or at all, and the supply of and demand for available tenant space, among other reasons. This might make it difficult to raise cash quickly which could impair the Account’s liquidity position (particularly during any period of sustained significant net participant outflows) and also could lead to Account losses. Further, the liquidity guarantee does not serve as a working capital facility or credit line to enhance the Account’s liquidity levels generally, as its purpose is tied to participants having the ability to redeem their accumulation units upon demand (thus, alleviating the Account’s need to dispose of properties solely to increase liquidity levels in what management deems a suboptimal sales environment).

•	The Account may need to provide financing to a purchaser if no cash buyers are available, or if buyers are unable to receive financing on terms enabling them to consummate the purchase.
•	For any particular property, the Account may be required to make expenditures for improvements to, or to correct defects in, the property before the Account is able to market and/or sell the property.

     Valuation and Appraisal Risks: Investments in the Account’s assets are stated at fair value which is defined as the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Determination of fair value, particularly for real estate assets, involves significant judgment. Valuation of the Account’s real estate properties (which comprise a substantial majority of the Account’s net assets) are based on real estate appraisals, which are estimates of property values based on a professional’s opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. Appraisals can be subjective in certain respects and rely on a variety of assumptions and conditions at that property or in the market in which the property is located, which may change materially after the appraisal is conducted. Among other things, market prices for comparable real estate may be volatile, in particular if there has been a lack of recent transaction activity in such market. Recent disruptions in the macroeconomy, real estate markets and the credit markets have led to a significant decline in transaction activity in most markets and sectors and the lack of observable transaction data may have made it more difficult for an appraisal to determine the fair value of the Account’s real estate.

     Further, as the Account generally obtains appraisals on a quarterly basis, there may be circumstances in the period between appraisals or interim valuation adjustments in which the true realizable value of a property is not reflected in the Account’s daily net asset value calculation or in the Account’s periodic financial statements. This disparity may be more apparent when the commercial and/or residential real estate markets experience an overall and possibly dramatic

TIAA Real Estate Account ▪ Prospectus   15

decline (or increase) in property values in a relatively short period of time between appraisals.

     If the appraised values of the Account’s properties as a whole are too high, those participants who purchased accumulation units prior to (i) a downward valuation adjustment of a property or multiple properties or (ii) a property or properties being sold for a lower price than the appraised value will be credited with less of an interest than if the value had previously been adjusted downward. Also, those participants who redeem during any such period will have received more than their pro rata share of the value of the Account’s assets, to the detriment of other non-redeeming participants. In particular, appraised property values may prove to be too high (as a whole) in a rapidly declining commercial real estate market. Further, implicit in the Account’s definition of fair value is a principal assumption that there will be a reasonable time to market a given property and that the property will be exchanged between a willing buyer and willing seller in a non-distressed scenario. However, an appraised value may not reflect the actual realizable value that would be obtained in a rush sale where time was of the essence. Also, appraised values may lag actual realizable values to the extent there is significant and rapid economic deterioration in a particular geographic market or a particular sector within a geographic market.

     If the appraised values of the Account’s properties as a whole are too low, those participants who redeem prior to (i) an upward valuation adjustment of a property or multiple properties or (ii) a property or properties being sold for a higher price than the appraised value will have received less than their pro rata share of the value of the Account’s assets, and those participants who purchase units during any such period will be credited with more than their pro rata share of the value of the Account’s assets.

     Finally, the Account recognizes items of income (such as net operating income from real estate investments, distributions from real estate limited partnerships or joint ventures, or dividends from REIT stocks) and expense in many cases on an intermittent basis, where the Account cannot predict with certainty the magnitude or the timing of such item. As such, even as the Account estimates items of net operating income on a daily basis, the accumulation unit value (“AUV”) for the Account may fluctuate, perhaps significantly, from day to day, as a result of adjusting these estimates for the actual recognized item of income or expense.

     Investment Risk Associated with Participant Transactions: The amount we have available to invest in new properties and other real estate related assets will depend, in large part, on the level of net participant transfers into or out of the Account as well as participant premiums into the Account. As noted elsewhere in this prospectus, the Account intends to hold between 15% and 25% of its assets in investments other than real estate and real estate related investments, primarily comprised of highly liquid investments. These liquid assets are intended to be available to purchase real estate related investments in accordance with the Account’s investment objective and strategy and are also available to meet the

16   Prospectus ▪ TIAA Real Estate Account

participant redemption requests and the Account’s expense needs (including, from time to time, obligations on maturing debt). During 2008 (and in particular, the second half of 2008), the Account experienced significant net participant transfers out of the Account. Due in large part to this activity, the TIAA liquidity guarantee was initially executed in December 2008. While the rate of net participant transfers out of the Account declined throughout each quarter of 2009, the Account experienced net participant outflows in each quarter of 2009. The Account’s liquid assets represented less than 10% of the Account’s total assets throughout all of 2009 and, as of December 31, 2009, represented approximately 7.0% of the Account’s total assets. See “Establishing and Managing the Account –The Role of TIAA – Liquidity Guarantee” on page 36.

     If the amount of net participant transfers out of the Account were to continue, particularly at an increased rate similar to that experienced in late 2008, we may not have enough available liquid assets to pursue, or consummate, new investment opportunities presented to us that are otherwise attractive to the Account. This, in turn, could harm the Account’s returns. Management cannot predict with precision whether net participant transfers will cease in the near term (i.e., during 2010). Additionally, even if net transfers out of the Account ceased for a period of time, there is no guarantee that redemption activity would not increase again, perhaps in a significant and rapid manner.

     Risks of Borrowing: The Account acquires some of its properties subject to existing financing and from time to time borrows new funds at the time of purchase. Also, the Account may from time to time place new leverage on, increase the leverage already placed on, or refinance maturing debt on, existing properties the Account owns. Under the Account’s current investment guidelines, the Account may maintain indebtedness, in the aggregate, either directly or through its joint venture investments, in an amount up to approximately $4.0 billion, and following December 31, 2011, the Account intends to maintain a loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto). Also, the Account may borrow up to 70% of the then-current value of a particular property. Non-construction mortgage loans on a property will be non-recourse to the Account.

Among the risks of borrowing money or otherwise investing in a property subject to a mortgage are:
•

General Economic Conditions. General economic conditions, dislocations in the capital or credit markets generally or the market conditions then in effect in the real estate finance industry, may hinder the Account’s ability to obtain financing or refinancing for its property investments on favorable terms or at all, regardless of the quality of the Account’s property for which financing or refinancing is sought. Such unfavorable terms might include high interest rates, increased fees and costs and restrictive covenants applicable to the Account’s operation of the property. Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions

TIAA Real Estate Account ▪ Prospectus   17

could adversely affect our access to financing necessary to make profitable real estate investments. Our failure to obtain financing or refinancing on favorable terms due to the current state of the credit markets or otherwise could have an adverse impact on the returns of the Account.

•

Default Risk. The property may not generate sufficient cash flow to support the interest payments on the loan, or the property may fail to meet certain financial or operating covenants contained in the loan documents, any of which could result in a default on the loan. If a loan is in default, the Account may determine that it is not economically desirable and/or in the best interests of the Account to continue to make payments on the loan (including accessing other sources of funds to support debt service on the loan), and/or the Account may not be able to otherwise remedy such default on commercially reasonable terms or at all. In either case, the lender then could accelerate the outstanding amount due on the loan and/or foreclose on the underlying property, in which case the Account could lose the value of its investment in the foreclosed property. Further, any such default or acceleration could trigger a default under loan agreements in respect of other Account properties pledged as security for the defaulted loan. Finally, any such default could increase the Account’s borrowing costs, or result in less favorable terms, with respect to financing future properties.

•

Balloon Maturities. If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing on terms commercially acceptable to the Account or at all. The Account then may be forced to sell the property or other properties under unfavorable market conditions or default on its mortgage, resulting in the lender exercising its remedies, which may include repossession of the property and the Account could lose the value of its investment in that property.

•

Variable Interest Rate Risk. If the Account obtains variable-rate loans, the Account’s returns may be volatile when interest rates are volatile. Further, to the extent that the Account takes out fixed-rate loans and interest rates subsequently decline, this may cause the Account to pay interest at above-market rates for a significant period of time. Any hedging activities the Account engages in to mitigate this risk may not fully protect the Account from the impact of interest rate volatility.

•

Valuation Risk. The market valuation of mortgage loans payable could have an adverse impact on the Account’s performance. Valuations of mortgage loans payable are generally based on the amount at which the liability could be transferred in a current transaction, exclusive of transaction costs, and such valuations are subject to a number of assumptions and factors with respect to the loan and the underlying property, a change in any of which could cause the value of a mortgage loan to fluctuate.

18   Prospectus ▪ TIAA Real Estate Account

     A general disruption in the credit markets, such as the credit markets have been recently experiencing, may aggravate some or all of these risks. For a discussion of the recent credit market disruptions, please see “Management’s Discussion and Analysis of the Account’s Financial Condition and Results of Operations.”

     Regulatory Risks: Government regulation at the federal, state and local levels, including, without limitation, zoning laws, rent control or rent stabilization laws, laws regulating housing on the Account’s multifamily residential properties, the Americans with Disabilities Act, property taxes and fiscal, accounting, environmental or other government policies, could operate or change in a way that adversely affects the Account and its properties. For example, these regulations could raise the cost of owning, improving or maintaining properties, present barriers to otherwise desirable investment opportunities or make it harder to sell, rent, finance, or refinance properties either on economically desirable terms, or at all, due to the increased costs associated with regulatory compliance.

     Environmental Risks: The Account may be liable for damage to the environment or injury to individuals caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning up hazardous substances found on a property, even if it did not know of and wasn’t responsible for the hazardous substances. If any hazardous substances are present or the Account does not properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. Further, environmental laws may impose restrictions on the manner in which a property may be used, the tenants which may be allowed, or the manner in which businesses may be operated, which may require the Account to expend funds. These laws may also cause the most ideal use of the property to differ from that originally contemplated and as a result could impair the Account’s returns. The cost of any required cleanup relating to a single real estate investment (including remediating contaminated property) and the Account’s potential liability for environmental damage, including paying personal injury claims and performing under indemnification obligations to third parties, could exceed the value of the Account’s investment in a property, the property’s value, or in an extreme case, a significant portion of the Account’s assets.

     Uninsurable Losses: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, wind, floods or environmental or industrial hazards or accidents) may be uninsurable or so expensive to insure against that it is economically disadvantageous to buy insurance for them. Further, the terms and conditions of the insurance coverage the Account has on its properties, in conjunction with the type of loss actually suffered at a property, may subject the property, or the Account as a whole, to a cap on insurance proceeds that is less than the loss or losses suffered. If a disaster that we have not insured against

TIAA Real Estate Account ▪ Prospectus   19

occurs, if the insurance contains a high deductible, and/or if the aggregate insurance proceeds for a particular type of casualty are capped, the Account could lose some of its original investment and any future profits from the property. Further, the Account may not have sufficient access to external sources of funding to repair or reconstruct a damaged property to the extent insurance proceeds do not cover the full loss. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant’s space is vacant.

Risks of Developing Real Estate or Buying Recently Constructed Properties: If the Account chooses to develop a property or buys a recently constructed property, it may face the following risks:
•

In developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs or other events.

•

Because external factors may have changed from when the project was originally conceived (e.g., slower growth in the local economy, higher interest rates, or overbuilding in the area), the property may not operate at the income and expense levels first projected or may not be developed in the way originally planned or at all.

     Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks, many of which are exacerbated when the consent of parties other than the Account are required to take action.

•	The co-venturer may have interests or goals inconsistent with those of the Account, including during times when a co-venturer may be experiencing financial difficulty. For example:
•

a co-venturer may desire a higher current income return on a particular investment than does the Account (which may be motivated by a longer-term investment horizon or exit strategy), or vise versa, which could cause difficulty in managing a particular asset;

	•	a co-venturer may desire to maximize or minimize leverage in the venture, which may be at odds with the Account’s strategy;
•

a co-venturer may be more or less likely than the Account to agree to modify the terms of significant agreements (including loan agreements) binding the venture, or may significantly delay in reaching a determination whether to do so, each of which may frustrate the business objectives of the Account; and

•

for reasons related to its own business strategy, a co-venturer may have different concentration standards as to its investments (geographically, by sector, or by tenant), which might frustrate the execution of the business plan for the joint venture.

20   Prospectus ▪ TIAA Real Estate Account

•

The co-venturer may be unable to fulfill its obligations (such as to fund its pro rata share of committed capital, expenditures or guarantee obligations of the venture) during the term of such agreement or may become insolvent or bankrupt, any of which could expose the Account to greater liabilities than expected and frustrate the investment objective of the venture.

•

If a co-venturer doesn’t follow the Account’s instructions or adhere to the Account’s policies, the jointly owned properties, and consequently the Account, might be exposed to greater liabilities than expected.

•

The Account may have limited rights with respect to the underlying property pursuant to the terms of the joint venture, including the right to operate, manage or dispose of a property, and a co-venturer could have approval rights over the sale of the underlying property.

•	A co-venturer can make it harder for the Account to transfer its equity interest in the venture to a third party, which could adversely impact the valuation of the Account’s interest in the venture.

     Risks with Purchase-Leaseback Transactions: To the extent the Account invested in a purchase leaseback transaction, the major risk is that the third party lessee will be unable to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

RISKS OF INVESTING IN MORTGAGE LOANS

The Account’s investment strategy includes, to a limited extent, investments in mortgage loans (i.e., the Account serving as lender).
•	General Risks of Mortgage Loans: The Account will be subject to the risks inherent in making mortgage loans, including:
•

The borrower may default on the loan, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security.

•

The larger the mortgage loan compared to the value of the property securing it, the greater the loan’s risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanics or tax liens, may have priority over the Account’s security interest.

•

A deterioration in the financial condition of tenants, which could be caused by general or local economic conditions or other factors beyond the control of the Account, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.

TIAA Real Estate Account ▪ Prospectus   21

	•	The borrower may be unable to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.
•

If interest rates are volatile during the loan period, the Account’s variable-rate mortgage loans could have volatile yields. Further, to the extent the Account makes mortgage loans with fixed interest rates, it may receive lower yields than that which is then available in the market if interest rates rise generally.

•

Prepayment Risks: The Account’s mortgage loan investments will usually be subject to the risk that the borrower repays a loan early. Also, we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

•

Interest Limitations: The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may be unable to enforce payment of the loan.

•	Risks of Participations: To the extent the Account invested in a participating mortgage, the following additional risks would apply:
•

The participation feature, in tying the Account’s returns to the performance of the underlying asset, might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.

•

In very limited circumstances, a court may characterize the Account’s participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest or become liable for the borrower’s debts.

RISKS OF INVESTING IN REAL ESTATE INVESTMENT TRUST (“REIT”) SECURITIES

     The Account from time to time has invested in REIT securities and may in the future invest in such securities. Investments in REIT securities are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying properties owned by the entity, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk and potentially significant price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates, regardless of the value of the underlying real estate such REIT may own.

     In addition, REITs are tax regulated entities established to invest in real estate-related assets. REITs do not pay federal income taxes if they distribute most of their earnings to their shareholders and meet other tax requirements. As a result, REITs are subject to tax risk in continuing to qualify as a REIT.

22   Prospectus ▪ TIAA Real Estate Account

RISKS OF MORTGAGE-BACKED SECURITIES

     The Account from time to time has invested in mortgage-backed securities and may in the future invest in such securities. Mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. The underlying mortgage loans may experience defaults with greater frequency than projected when such mortgages were underwritten, which would impact the values of these securities, and could hamper our ability to sell such securities. In particular, these types of investments may be subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or later than anticipated). If the underlying mortgage assets experience faster than anticipated prepayments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account was based in part on assumptions regarding the receipt of interest payments. If the underlying mortgage assets are repaid later than anticipated, the Account could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors.

     Importantly, the market value of these securities is also highly sensitive to changes in interest rates, liquidity of the secondary market and economic conditions impacting financial institutions and the credit markets generally. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments. Further, volatility and disruption in the mortgage market and credit markets generally (such as has recently been the case) may cause there to be a very limited or even no secondary market for these securities and they therefore may be harder to sell than other securities.

RISKS OF U.S. GOVERNMENT AGENCY SECURITIES AND CORPORATE OBLIGATIONS

     The Account invests in securities issued by U.S. government agencies and U.S. government sponsored entities. Some of these issuers may not have their securities backed by the full faith and credit of the U.S. government, which could adversely affect the pricing and value of such securities. Also, the Account invests in corporate obligations (such as commercial paper) and while the Account seeks out such holdings in short-term, higher-quality liquid instruments, the ability of the Account to sell these securities may be uncertain, particularly when there are general dislocations in the finance or credit markets, such as has recently been the case. Any such volatility could have a negative impact on the value of these securities. Further, transaction activity generally may fluctuate significantly from time to time, which could impair the Account’s ability to dispose of a security at a favorable time, regardless of the credit quality of the underlying issuer. Further, inherent with investing in any corporate obligation is the risk that the credit

TIAA Real Estate Account ▪ Prospectus   23

quality of the issuer will deteriorate, which could cause the obligations to be downgraded and hamper the value or the liquidity of these securities.

RISKS OF LIQUID INVESTMENTS

The Account’s investments in cash equivalents, marketable securities (whether debt or equity) and mortgage loans receivable are subject to the following general risks:
•

Financial / Credit Risk — The risk, for debt securities, that the issuer will not be able to pay principal and interest when due (and/or declare bankruptcy or be subject to receivership) and, for equity securities such as common or preferred stock, that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

•

Market Volatility Risk — The risk that the Account’s investments will experience price volatility due to changing conditions in the financial markets even regardless of the credit quality or financial condition of the underlying issuer. This risk is particularly acute to the extent the Account holds equity securities, which have experienced significant short-term price volatility over the past year. Also, to the extent the Account holds debt securities, changes in overall interest rates can cause price fluctuations.

• Interest Rate Volatility — The risk that interest rate volatility may affect the Account’s current income from an investment.
•

Deposit / Money Market Risk — The risk that, to the extent the Account’s cash held in bank deposit accounts exceeds federally insured limits as to that bank, the Account could experience losses if banks fail. In addition, there is some risk that investments held in money market accounts or funds can suffer losses.

     Further, to the extent that a significant portion of the Account’s net assets at any particular time are comprised of cash, cash equivalents and marketable securities, the Account’s returns may suffer as compared to the return that could have been generated by more profitable real estate related investments.

RISKS OF FOREIGN INVESTMENTS

In addition to other investment risks noted above, foreign investments present the following special risks:
•

The value of foreign investments or rental income can increase or decrease due to changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments and foreign regulations. The Account translates into U.S. dollars purchases and sales of securities, income receipts and expense payments made in foreign currencies at the exchange rates prevailing on the respective dates of the transactions. The effect of any changes in currency exchange rates on investments and mortgage loans payable is included in the Account’s net realized and unrealized gains and losses. As such, fluctuations in currency exchange rates may impair the Account’s returns.

24   Prospectus ▪ TIAA Real Estate Account

•	The Account may, but is not required to, seek to hedge its exposure to changes in currency rates, which could involve extra costs. Further, any hedging activities might not be successful.
•	Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.
•

It may be more difficult to obtain and collect a judgment on foreign investments than on domestic investments, and the costs associated with contesting claims relating to foreign investments may exceed those costs associated with a similar claim on domestic investments.

•

We may invest from time to time in securities issued by (1) entities domiciled in foreign countries, (2) domestic affiliates of such entities and/or (3) foreign domiciled affiliates of domestic entities. Such investments could be subject to the risks associated with investments subject to foreign regulation, including political unrest or the repatriation or nationalization of the issuer’s assets. These events could depress the value of such securities and/or make such securities harder to sell on favorable terms, if at all.

CONFLICTS OF INTEREST WITHIN TIAA

     TIAA and its affiliates (including Teachers Advisors, Inc., its wholly owned subsidiary and a registered investment adviser) have interests in other real estate programs and accounts and also engage in other business activities and as such, they will have conflicts of interest in allocating their time between the Account’s business and these other activities. Also, the Account may be buying properties at the same time as TIAA affiliates that may have similar investment objectives to those of the Account. There is also a risk that TIAA will choose a property that provides lower returns to the Account than a property purchased by TIAA and its affiliates. Further, the Account will likely acquire properties in geographic areas where TIAA and its affiliates own properties. In addition, the Account may desire to sell a property at the same time another TIAA affiliate is selling a property in an overlapping market. Conflicts could also arise because some properties owned by TIAA and its affiliates may compete with the Account’s properties for tenants. Among other things, if one of the TIAA entities attracts a tenant that the Account is competing for, the Account could suffer a loss of revenue due to delays in locating another suitable tenant. TIAA has adopted allocation policies and procedures applicable to the purchasing conflicts scenario, but the resolution of such conflicts may be economically disadvantageous to the Account. As a result of TIAA’s and its affiliates’ obligations to other current and potential TIAA-sponsored investment vehicles with similar objectives to those of the Account, there is no assurance that the Account will be able to take advantage of every attractive investment opportunity that otherwise is in accordance with the Account’s investment objectives.

     In addition, as discussed elsewhere in this prospectus, the TIAA General Account provides a liquidity guarantee to the Account. While an independent fiduciary is responsible for establishing a “trigger point” (a percentage of TIAA’s

TIAA Real Estate Account ▪ Prospectus   25

ownership of liquidity units (including the potential of higher levels of ownership in the future) could result in the perception that TIAA is taking into account its own economic interests while serving as investment manager for the Account. Any perception of a conflict of interest could cause participants to transfer accumulations out of the Account to another investment option, which could have an adverse impact on the Account’s ability to act most optimally upon its investment strategy. For a discussion of the relevant allocation policies and procedures TIAA has established as well as a summary of other conflicts of interest which may arise as a result of TIAA’s management of the Account, see “Establishing and Managing the Account – the Role of TIAA – Conflicts of Interest.”

NO OPPORTUNITY FOR PRIOR REVIEW OF PURCHASE

     Investors do not have the opportunity to evaluate the economic or financial merit of the purchase of a property or other investment before the Account completes the purchase, so investors will need to rely solely on TIAA’s judgment and ability to select investments consistent with the Account’s investment objective and policies. Further, the Account may change its investment objective and pursue specific investments in accordance with any such amended investment objective without the consent of the Account’s investors.

RISKS OF REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940

     The Account has not registered, and management intends to continue to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Generally, a company is an “investment company” and required to register under the Investment Company Act if, among other things, it holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

     If the Account were obligated to register as an investment company, the Account would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on certain investments, compliance with reporting, record keeping, voting and proxy disclosure requirements and other rules and regulations that could significantly increase its operating expenses and reduce its operating flexibility. To maintain compliance with the exemptions from the Investment Company Act, the Account may be unable to sell assets it would otherwise want to sell and may be unable to purchase securities it would otherwise want to purchase, which might materially adversely impact the Account’s performance.

26   Prospectus ▪ TIAA Real Estate Account

THE ACCOUNT’S INVESTMENT OBJECTIVE AND STRATEGY

     Investment Objective: The Real Estate Account seeks favorable long-term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account will also invest in publicly traded securities and short-term higher quality liquid investments that are easily converted to cash to enable the Account to meet participant redemption requests, purchase or improve properties or cover other expense needs.

Investment Strategy:

     Real Estate-Related Investments. The Account intends to have between 75% and 85% of its assets invested directly in real estate or real estate-related investments with the goal of producing favorable long-term returns primarily through rental income and appreciation. The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, primarily office, industrial, retail, and multi-family residential properties. The Account from time to time will also make foreign real estate investments, which, together with foreign real estate related and foreign liquid investments, are expected to comprise no more than 25% of the Account’s total assets.

     The Account can also invest in real estate or real estate-related investments through joint ventures, real estate partnerships or common or preferred stock or other equity securities of companies whose operations involve real estate (i.e., that primarily own or manage real estate), including REITs. To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, and collateralized mortgage obligations, including commercial mortgage-backed securities and other similar investments.

     Non-Real Estate-Related Investments. The Account will invest the remaining portion of its assets (intended to be between 15% and 25% of its assets) in liquid investments; namely, securities issued by U.S. government agencies or U.S. government sponsored entities, corporate debt securities, money market instruments and, at times, stock of companies that do not primarily own or manage real estate. The amount the Account has invested in real estate and real estate-related investments at a given time will vary depending on its liquidity position (including the Account’s obligations to meet participant redemption requests) as well as market conditions and real estate prospects, among other factors.

     There will be periods of time (including since late 2008) during which the Account’s liquid investments will comprise less than 15% (and possibly less than 10%) of its total assets, especially during and immediately following periods of significant net participant outflows. As discussed in more detail on page 36 under “Establishing and Managing the Account – The Role of TIAA – Liquidity Guarantee” and pursuant to its existing liquidity guarantee obligation, TIAA has agreed to purchase accumulation units issued by the Account in the event the Account has insufficient cash and liquid investments to ensure the ability, on its own, to fund participant transfer, redemption or withdrawal requests. This liquidity guarantee was first exercised in December 2008.

TIAA Real Estate Account ▪ Prospectus   27

     Alternatively, in some circumstances, the portion of the Account’s assets invested in liquid investments may exceed 25%. This could happen, for example, if the Account receives a large inflow of money in a short period of time (including from participants’ funds), there is a lack of attractive real estate investments available on the market, or the Account anticipates more near-term cash needs.

     As of December 31, 2009, the Account’s net assets totaled approximately $7.9 billion and the Account held a total of 101 real estate property investments (including its interests in 12 real estate-related joint ventures), representing 90.27% of the Account’s total investment portfolio (“Total Investments”). As of that date, the Account also held investments in a mortgage loan receivable (representing 0.73% of Total Investments), real estate limited partnerships (representing 2.07% of Total Investments), U.S. Treasury Bills (representing 2.13% of Total Investments) and government agency notes (representing 4.80% of Total Investments).

ABOUT THE ACCOUNT’S INVESTMENTS — IN GENERAL

DIRECT INVESTMENTS IN REAL ESTATE

     Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, primarily office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion, the Account might invest in real estate development projects. The Account does not directly invest in single-family residential real estate, nor does it currently invest in residential mortgage-backed securities (although it may invest in such securities in the future).

     Purchase-Leaseback Transactions: Although it has not yet done so, the Account can enter into purchase-leaseback transactions (leasebacks) in which it would buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

     In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account could seek to share (or “participate”) in any increase in property value from building improvements or in the lessee’s revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest would be subject to greater risks.

28   Prospectus ▪ TIAA Real Estate Account

INVESTMENTS IN MORTGAGES

     General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy — i.e., the Account will be a creditor. These mortgage loans may pay fixed or variable interest rates or have “participating” features (as described below). Normally the Account’s mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won’t be the borrower’s personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized (i.e., principal is paid over the course of the loan), or may provide for interest-only payments, with a balloon payment at maturity. In addition, the Account may originate a mortgage loan on a property it has recently sold (this is sometimes called “seller financing”).

     Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a “participation”) in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the income the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

Managing Mortgage Loan Investments: TIAA can manage the Account’s mortgage loans in a variety of ways, including:
•	renegotiating and restructuring the terms of a mortgage loan;
•	extending the maturity of any mortgage loan made by the Account;
•	consenting to a sale of the property subject to a mortgage loan;
•	financing the purchase of a property by making a new mortgage loan in connection with the sale; and
•	selling the mortgage loans, or portions of them, before maturity.

OTHER REAL ESTATE-RELATED INVESTMENTS

     Joint Investment Vehicles Involved in Real Estate Activities: The Account can hold interests in joint ventures, limited partnerships, funds, and other commingled investment vehicles involved in real estate-related activities, including owning, financing, managing, or developing real estate. Many times, the Account will have limited voting and management rights in a commingled vehicle, including over the selection and disposition of the underlying real estate related assets owned by the vehicle, and the Account’s ability to sell freely its interests in commingled vehicles may be restricted by the terms of the governing agreements. From time to time, the Account may also serve as the manager or administrator for such a vehicle, for which it may earn fees. The Account will not hold real property jointly with TIAA or its affiliates.

TIAA Real Estate Account ▪ Prospectus   29

     Real Estate Investment Trusts: The Account may invest in REITs, which are entities (usually publicly owned and traded) that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to maximize share value and increase cash flows by acquiring and developing new real estate projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute at least 90% of their taxable income to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as general economic and market conditions (in particular as to publicly-traded REITs), cash flow, the skill of its management team, and defaults by its lessees or borrowers.

     Stock of Companies Involved in Real Estate Activities: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

     Mortgage-Backed Securities: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including commercial mortgage-backed securities (CMBS), residential mortgage-backed securities (RMBS), mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities. Many classes of mortgage-backed securities have experienced volatility in pricing and liquidity since 2008.

NON-REAL ESTATE-RELATED INVESTMENTS

The Account can also invest in:
•	U.S. government or government agency securities;
•

Money market instruments and other cash equivalents. These will usually be high-quality, short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities;

•	Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multinational organizations, but only if

30   Prospectus ▪ TIAA Real Estate Account

they’re investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality); and
•	Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren’t involved in real estate, to a limited extent.

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

     The Account from time to time will invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary from time to time, we expect that all such foreign investments will comprise no more than 25% of the Account’s total assets. As of the date of this prospectus, the Account holds interests in two foreign property investments (one in the United Kingdom and one in France), which represent approximately 4.4% of the total assets of the Account. See Appendix B for more information, including valuation information, concerning these investments.

     Depending on investment opportunities, the Account’s foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won’t invest unless our standards are met.

GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:
•	the location, condition, and use of the underlying property;
•	its operating history and its future income-producing capacity; and
•	the quality, operating experience, and creditworthiness of the tenants or the borrower.

     TIAA will also analyze the fair market value of the underlying real estate, taking into account the property’s operating cash flow (based on the historical and projected levels of rental and occupancy rates and expenses), as well as the general economic conditions in the area where the property is located.

     Diversification: We haven’t placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available, the Account’s ability to divest of properties that are in over-concentrated locations or sectors, and how much the Account has available to invest.

TIAA Real Estate Account ▪ Prospectus   31

     Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85% of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

     Selling Real Estate Investments: The Account doesn’t intend to buy and sell its real estate investments simply to make short-term profits. Rather, the Account’s general strategy in selling real estate investments is to dispose of those assets which management believes:

•	have maximized in value;
•	have underperformed or face deteriorating property-specific or market conditions;
•	represent properties needing significant capital infusions in the future;
•

management deems are appropriate to dispose of in order to remain consistent with its intent to diversify the Account by property type and geographic location (including reallocating the Account’s exposure to or away from certain property types in certain geographic locations); and/or

•	otherwise do not satisfy the investment objectives or strategy of the Account.
The Account will reinvest any sale proceeds that it doesn’t need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

OTHER REAL ESTATE-RELATED POLICIES

     Appraisals and Valuations of Real Estate Assets: The Account will rely on TIAA’s own analysis, normally along with an independent external appraisal, in connection with the purchase of a property by the Account. The Account will normally receive an independent external appraisal performed by a third party appraisal firm at or before the time it buys a real estate asset, and the Account also generally obtains an independent appraisal when it makes mortgage loans.

     Subsequently, each of the Account’s real properties are appraised, and mortgage loans are valued, at least once every calendar quarter. Each of the Account’s real estate properties are appraised each quarter by an independent appraiser who is a member of a professional appraisal organization. In addition, TIAA’s internal appraisal staff performs a review of each quarterly appraisal of each real estate property, in conjunction with the Account’s independent fiduciary, and TIAA’s internal appraisal staff or the independent fiduciary may request an additional appraisal or valuation outside of this quarterly cycle. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

See “Valuing the Account’s Assets” on page 48 for more information on how each class of the Account’s investments (including assets other than real estate properties) are valued.

32   Prospectus ▪ TIAA Real Estate Account

     Borrowing: The Account may borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments. In addition, to meet short-term cash needs, the Account may obtain a line of credit that may be unsecured and/or contain terms that may require the Account secure a loan with one or more of its properties. Management expects the proceeds from any such short-term borrowing would be used to meet the cash flow needs of the Account’s properties and real estate related investments, but depending on the circumstances, proceeds could be used for Account-level funding needs (including the need to honor unexpected participant withdrawal activity).

     Under the Account’s current investment guidelines, which were modified as to borrowing in 2009, management intends to maintain the Account’s loan to value ratio (as defined below) at or below 30%. However, through December 31, 2011:

•

the Account will maintain outstanding debt in an aggregate principal amount not to exceed the principal amount of debt outstanding as of the date of adoption of such guidelines (approximately $4.0 billion); and

•

subject to this $4.0 billion limitation, the Account may incur and/or maintain debt on its properties (including (i) refinancing outstanding debt, (ii) assuming debt on the Account’s properties, (iii) extending the maturity date of outstanding debt and/or (iv) incurring new debt on its properties) based on the ratio of the outstanding principal amount of the Account’s debt to the Account’s total gross asset value (a “loan to value ratio”).

     By December 31, 2011, management intends the Account’s loan to value ratio to be 30% or less and thereafter intends to maintain its loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto). In calculating outstanding indebtedness, we will include only the Account’s actual percentage interest in any borrowings on a joint venture investment and not that of any joint venture partner. Also, at the time the Account (or a joint venture in which the Account is a partner) enters into a revolving line of credit, management deems the maximum amount which may be drawn under that line of credit as fully incurred, regardless of whether the maximum amount available has been drawn from time to time.

     As of the December 31, 2009, the aggregate principal amount of the Account’s outstanding debt (including the Account’s share of debt on its joint venture investments) was approximately $3.9 billion and the Account’s loan to value ratio was approximately 33.1%.

     The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse to the Account, meaning that if there is a default on a loan in respect of a specific property, the lender will have recourse to (i.e., be able to foreclose on) only the property encumbered (or the joint venture owning the property), or to other specific Account properties that may have been pledged as security for the defaulted loan, but not to any other assets of the Account. When

TIAA Real Estate Account ▪ Prospectus   33

possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

     The Account will not obtain mortgage financing on properties it owns from TIAA or any of its affiliates. Under certain circumstances, TIAA or an affiliate may provide a loan to a third party purchaser of a property sold by the Account, but no such financing will be made with respect to a property the Account still owns. However, the Account may place an intra-company mortgage on an Account property held by a subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

     When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described in “Risks – Risks of Borrowing” on page 17.

     Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it is in the Account’s best interests.

     Property Management and Leasing Services: The Account usually will hire a national or regional independent third party property management company to perform the day-to-day management services for each of the Account’s properties, including supervising any on-site personnel, negotiating maintenance and service contracts, providing advice on major repairs and capital improvements and assisting the Account in ensuring compliance with environmental regulations. The property manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain high levels of occupancy by responsible tenants. The Account may also hire independent third party leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the property management company, along with any leasing commissions and expenses, will reduce the Account’s cash flow from a property.

     Insurance: We intend to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account’s real properties and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account currently participates in property, casualty and other related insurance programs as part of TIAA’s property insurance programs, and the Account only bears the cost of insuring only the properties it owns. The terms and conditions of the insurance coverage the Account has on its properties, in conjunction with the type of loss actually suffered at a property, may subject the property, or the Account as a whole, to a cap on insurance proceeds that is less than the loss or losses suffered. In addition, the Account’s insurance policies on its properties currently include catastrophic coverage for wind, earthquakes and terrorist acts, but we can’t assure you that it will be adequate to cover all losses. We also can’t assure you that we will be able to obtain coverage for wind, earthquakes and terrorist acts at an acceptable cost, if at all, at the time a policy expires.

34   Prospectus ▪ TIAA Real Estate Account

OTHER POLICIES

     Investment Company Act of 1940: The Account has not registered, and we intend to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account’s portfolio so that it won’t have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments, it may be unable to sell assets it would otherwise want to sell or it may be forced to sell investments in investment securities before it would otherwise want to do so.

     Changing Operating Policies or Winding Down: Under the terms of the contracts and in accordance with applicable insurance law, TIAA can decide to change, in its sole discretion, the operating policies of the Account or to wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA’s traditional annuity or any CREF account available under your employer’s plan. All investors in the Account will be notified in advance if we decide to change a significant policy or wind down the Account.

ESTABLISHING AND MANAGING THE ACCOUNT — THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

     TIAA’s Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the New York State Insurance Department (NYID) and the insurance departments of the other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account’s obligations are obligations of TIAA, the Account’s income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA’s other income, gains, or losses. Under New York insurance law, we can’t charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

     TIAA employees, under the direction and control of TIAA’s Board of Trustees and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA adopted for the Account. The Account does not have officers, directors or employees. TIAA’s investment management responsibilities include:

• identifying and recommending purchases, sales and financings of appropriate real estate-related and other investments;

TIAA Real Estate Account ▪ Prospectus   35

•	providing (including by arranging for others to provide) all portfolio accounting, custodial, and related services for the Account; and
•	arranging for others to provide certain advisory or other management services to the Account’s joint ventures or other investments.

     In addition, TIAA performs administration functions for the Account (which include receiving and allocating premiums, calculating and making annuity payments and providing recordkeeping and other services). Distribution services for the Account (which include, without limitation, distribution of the annuity contracts, advising existing annuity contract owners in connection with their accumulations and helping employers implement and manage retirement plans) are performed by Services. TIAA and Services provide administration and distribution services, as applicable, on an “at-cost” basis. For more information about the charge for investment management, administration and distribution services, see “Expense Deductions” on page 54.

     You don’t have the right to vote for TIAA Trustees. See “General Matters –Voting Rights” on page 86. For information about the Trustees, certain executive officers of TIAA and the Account’s portfolio management team, see Appendix A of this prospectus.

     TIAA’s ERISA Fiduciary Status. To the extent that assets of a plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) are allocated to the Account, TIAA will be acting as an “investment manager” and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

     The TIAA General Account provides the Account with a liquidity guarantee enabling the Account to have funds available to meet participant redemption, transfer or cash withdrawal requests. This guarantee is required by the NYID. If the Account can’t fund participant requests from the Account’s own cash flow and liquid investments, the TIAA General Account will fund such requests by purchasing accumulation units (accumulation units that are purchased by TIAA are generally referred to as “liquidity units”) issued by the Account. TIAA guarantees that you can redeem your accumulation units at their accumulation unit value next determined after your transfer or cash withdrawal request is received in good order. Whether the liquidity guarantee is exercised is based on the cash level of the Account from time to time, as well as recent participant withdrawal activity and the Account’s expected working capital, debt service and cash needs, all subject to the oversight of the independent fiduciary. While the proceeds from liquidity unit purchases are not placed in a segregated account solely to fund participant requests, the guarantee is in place to meet participant needs. Liquidity units owned by TIAA are valued in the same manner as accumulation units owned by the Account’s participants. Importantly, however, this liquidity guarantee is not a guarantee of the investment performance of the Account or a guarantee of the value of your units. Transfers from the Account to a CREF or TIAA account, or another investment option, are limited to once every

36   Prospectus ▪ TIAA Real Estate Account

calendar quarter (except for specifically prescribed systematic transfers or withdrawals established in accordance with the terms of the participant’s contract and employer’s plan), and cash withdrawals may be further restricted by the terms of your plan.

     TIAA’s obligation to provide Account participants liquidity through purchases of liquidity units is not subject to an express regulatory or contractual limitation, although as described below under “—Role of the Independent Fiduciary,” the independent fiduciary may (but is not obligated to) require the reduction of TIAA’s interest through sales of assets from the Account if TIAA’s interest exceeds a predetermined trigger point. Even if this trigger point were reached and regardless of whether the independent fiduciary has required the Account to dispose of any assets, TIAA’s obligation to provide liquidity under the guarantee will continue.

     While the independent fiduciary is vested with oversight and approval over any redemption of TIAA’s liquidity units, it is expected that, unless the trigger point has been reached, redemptions would only occur: (i) once the Account has experienced net participant inflows for an extended period of time and (ii) if the Account is otherwise projected to maintain a level of liquid assets, taking into account any pending cash needs (including for debt service and outstanding principal balances at maturity), at or close to its long-term investment goal (currently at least 15% of the Account’s assets). The independent fiduciary may, however, authorize or direct the redemption of TIAA’s liquidity units (or a portion thereof) at any time and TIAA will request the approval of the independent fiduciary before liquidity units are redeemed. Upon termination and liquidation of the Account (wind-up), any liquidity units held by TIAA will be the last units redeemed, unless the independent fiduciary directs otherwise.

     Finally, TIAA may redeem its liquidity units more frequently than once per calendar quarter, subject at all times to the oversight and approval of the Account’s independent fiduciary (discussed in more detail in the subsection entitled “—Role of the Independent Fiduciary” immediately below). The Account pays TIAA for the liquidity guarantee through a daily deduction from the Account’s net assets. See “Expense Deductions” on page 54.

     Primarily as a result of significant net participant transfers throughout 2008 (in particular, in the second half of 2008), pursuant to this liquidity guarantee obligation, the TIAA General Account first purchased liquidity units on December 24, 2008. Through the date of this prospectus, the TIAA General Account has paid an aggregate of approximately $1.2 billion to purchase liquidity units in a number of separate transactions. As of the date of this prospectus, no liquidity units have been redeemed by TIAA. Management cannot predict the extent to which future liquidity unit purchases will be required under this liquidity guarantee, nor can management predict when such liquidity units will be redeemed in part or in full.

ROLE OF THE INDEPENDENT FIDUCIARY

Because TIAA’s ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited

TIAA Real Estate Account ▪ Prospectus   37

transaction exemption from the U.S. Department of Labor in 1996 (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are in accordance with the Account’s investment guidelines. Real Estate Research Corporation, a real estate consulting firm whose principal offices are located in Chicago, Illinois, was initially appointed as independent fiduciary effective March 1, 2006 and currently serves as the Account’s independent fiduciary. The independent fiduciary’s responsibilities include:

•	reviewing and approving the Account’s investment guidelines and monitoring whether the Account’s investments comply with those guidelines;
•	reviewing and approving valuation procedures for the Account’s properties;
•

approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal;

•	reviewing and approving how the Account values accumulation and annuity units;
•	approving the appointment of all independent appraisers;
•	reviewing the purchase and sale of units by TIAA to ensure that the Account uses the correct unit values; and
•

requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to ensure the Account has correctly valued a property.

     In addition, Real Estate Research Corporation has certain responsibilities with respect to the Account that it had historically undertaken or is currently undertaking with respect to TIAA’s purchase and ownership of liquidity units, including among other things, reviewing the purchases and redemption of liquidity units by TIAA to ensure the Account uses the correct unit values. In addition, as set forth in PTE 96-76, the independent fiduciary’s responsibilities include:

•	establishing the percentage of total liquidity units that TIAA’s ownership should not exceed (the “trigger point”) and creating a method for changing the trigger point;
•	approving any adjustment of TIAA’s ownership interest in the Account and, in its discretion, requiring an adjustment if TIAA’s ownership of liquidity units reaches the trigger point; and
•

once the trigger point has been reached, participating in any program to reduce TIAA’s ownership in the Account by utilizing cash flow or liquid investments in the Account, or by utilizing the proceeds from asset sales. If the independent fiduciary were to determine that TIAA’s ownership should be

38   Prospectus ▪ TIAA Real Estate Account

reduced following the trigger point, its role in participating in any asset sales program would include:
(i)	participating in the selection of properties for sale,
(ii)	providing sales guidelines, and
(iii)	approving those sales if, in the independent fiduciary’s opinion, such sales are desirable to reduce TIAA’s ownership of liquidity units.

     As of the date of this prospectus, the independent fiduciary, which has the right to adjust the trigger point, has established the trigger point at 45% of the outstanding accumulation units and it will continue to monitor TIAA’s ownership interest in the Account and provide further recommendations as necessary. As of December 31, 2009, TIAA owned approximately 12% of the outstanding accumulation units of the Account. In establishing the appropriate trigger point, including whether or not to require certain actions once the trigger point has been reached, the independent fiduciary will assess, among other things and to the extent consistent with PTE 96-76 and the independent fiduciary’s duties under ERISA, the risk that a conflict of interest could arise due to the level of TIAA’s ownership interest in the Account.

     A special subcommittee consisting of five (5) independent outside members of the Investment Committee of TIAA’s Board of Trustees renewed the appointment of Real Estate Research Corporation as the independent fiduciary for an additional three-year term, which appointment was effective as of January 1, 2009, and continues through February 29, 2012. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of three (3) out of the five (5) subcommittee members and will not be reappointed if two (2) of the subcommittee members disapprove the reappointment. The independent fiduciary can resign after at least 180 days’ written notice.

     TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA’s costs for retaining the independent fiduciary. Under PTE 96-76, the independent fiduciary must receive less than 5% of its annual gross revenues (including payment for its services to the Account) from TIAA and its affiliates.

     When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure, including the disclosure in this prospectus, you are also acknowledging that you approve and accept Real Estate Research Corporation or any successor to serve as the Account’s independent fiduciary.

CONFLICTS OF INTEREST

     General. Employees of TIAA that provide advice with respect to the Real Estate Account may also provide investment advice with respect to investments managed by Teachers Advisors, Inc. (“Advisors”), an indirect, wholly owned subsidiary of TIAA and a registered investment adviser. In addition, TIAA and its

TIAA Real Estate Account ▪ Prospectus   39

affiliates offer (and may in the future offer) other accounts and investment products that are not managed under an “at cost” expense structure. Therefore, TIAA and its employees may at times face various conflicts of interest. For example, the TIAA General Account and a privately offered core property investment fund managed by Advisors (the “core property investment fund”) may sometimes compete with the Real Estate Account in the purchase of investments. (Each of the TIAA General Account, the Real Estate Account and the core property investment fund together with any other real estate accounts or funds that are established or may be established by TIAA or its affiliates in the future, are herein referred to as an “account.”)

     Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA’s management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to the Real Estate Account, the General Account, the core property investment fund and other accounts to avoid conflicts of interest. TIAA or its affiliates may form other real estate investment vehicles in the future and we will take steps to assure that those vehicles are integrated into these conflict of interest policies. TIAA does not accept acquisition or placement fees for the services it provides to the Account.

     Allocation Procedure. TIAA and its affiliates allocate new investments (including real property investments and discrete real estate related investment opportunities, but generally not limited partnership investments) among the accounts in accordance with a written allocation procedure as adopted by TIAA and modified from time to time. Generally, the portfolio managers for each of the accounts will identify acquisition opportunities which conform to the investment strategy of the account. If more than one account expresses an interest and an informal resolution cannot be reached, a special TIAA Allocation Committee, consisting primarily of senior TIAA real estate professionals (including the portfolio managers for each account), will seek to resolve any conflict by considering a number of factors, including the investment strategy of the bidding account, the relative capital available for investment by each account, liquidity requirements, portfolio diversification, whether the property would be at a competitive disadvantage to properties owned by another account in the subject market and such other factors deemed relevant by the Allocation Committee (and subject to any investment limitations or other requirements in the account’s governing documents, investment guidelines or applicable laws or regulations (including ERISA and insurance laws)). If this analysis does not determine, by a unanimous vote of the Allocation Committee, which account should participate in a transaction, a strict rotation system will be used whereby the interested account highest on the list will be allowed to participate in the transaction, and then such account will drop to the bottom of the list thereafter. The secretary of the Allocation Committee will prepare a quarterly report describing the allocations

40   Prospectus ▪ TIAA Real Estate Account

made during the previous quarter based on this allocation procedure. This report will also be reviewed by a committee of senior TIAA executives which is separate from the Allocation Committee and which functions as an internal monitor of compliance with this allocation procedure.

     Leasing Conflicts. Conflicts could also arise because some properties in the TIAA General Account, the core property investment fund and other accounts may compete for tenants with the Real Estate Account’s properties. Management believes the potential for leasing conflicts are minimized by the unique characteristics of each property, including location, submarket, physical characteristics, amenities and lease rollover schedules. Management believes the differing business strategies of the accounts also reduce potential conflicts. If a conflict arises, as appropriate, the competing accounts will arrange that different property managers and leasing brokers are engaged, each charged with using their best efforts to support the property management and leasing activity for each particular property and an ethical screen will be placed between the internal asset managers for the respective properties. Any conflicts that arise will be reported to the next occurring TIAA Allocation Committee review meeting.

     Sales Conflicts. Conflicts could also potentially arise when two TIAA accounts attempt to sell properties located in the same market or submarket, especially if there are a limited number of potential purchasers and/or if such purchaser has an ongoing business relationship with TIAA or one of its specific accounts.

     Liquidity Guarantee. TIAA’s ownership of liquidity units (including the potential of higher levels of ownership in the future) could result in the perception that TIAA is taking into account its own economic interests while serving as investment manager for the Account. In particular, there is the concern that TIAA could make investment decisions (and other management decisions) with respect to the Account which serve the interest of the TIAA General Account, at the expense of those participants that have chosen the Account as an investment option. This could manifest itself, among other ways, by the Account disposing properties solely to raise liquidity in avoidance of having a need for the liquidity guarantee, or by foregoing otherwise attractive investment opportunities so as not to impair liquid asset levels.

     Management believes that any conflict (or potential conflict) is mitigated by, among other things, the detailed valuation procedure for the Account’s properties, which includes independent appraisals and the oversight of the independent fiduciary. Also, the independent fiduciary oversees the liquidity guarantee execution to ensure the proper unit values are applied, and the independent fiduciary will oversee liquidity unit redemptions. Further, the independent fiduciary is vested with the right to establish a trigger point, which is a level of ownership at which the fiduciary is empowered, but not required, to reduce TIAA’s ownership interest (with the goal to mitigate any potential conflict of interest) through the means described in the immediately preceding section.

TIAA Real Estate Account ▪ Prospectus   41

INDEMNIFICATION

The Account has agreed to indemnify TIAA and its affiliates, including its officers and trustees, against certain liabilities to the extent permitted by law, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

SUMMARY OF THE ACCOUNT’S PROPERTIES

THE PROPERTIES — IN GENERAL

As of December 31, 2009, the Account owned a total of 101 real estate property investments (89 of which were wholly owned and 12 of which were held in real estate related joint ventures), representing 90.27% of the Account’s total investment portfolio. The real estate portfolio included:

•	40 office property investments (five of which were held in joint ventures and one property located in London, United Kingdom);
•	25 industrial property investments (including one held in a joint venture);
•	20 apartment property investments;
•	15 retail property investments (including five held in joint ventures and one property located in Paris, France); and
•	a 75% joint venture interest in a portfolio of storage facilities located throughout the United States.
Of the 101 real estate property investments, 26 were subject to debt (including seven joint venture property investments).

     In the tables and the footnotes contained in Appendix B to this prospectus, you will find more detailed information about each of the Account’s portfolio property investments as of December 31, 2009. The Account’s property investments include both properties that are wholly owned by the Account and properties owned by the Account’s joint venture investments. Certain property investments detailed in Appendix B are comprised of a portfolio of properties.

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

     At December 31, 2009, the Account held 81 commercial (non-residential) property investments in its portfolio, including a portfolio of storage facilities located throughout the United States. Twelve of these property investments were held through joint ventures, and 26 were subject to mortgages (including seven joint venture property investments). Although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed in whole or in part by the tenants.

Management believes that the Account’s portfolio is diversified by both property type and geographic location. The portfolio consists of:
•	Office. 40 property investments containing approximately 19.7 million square feet located in 14 states, the District of Columbia and the United Kingdom. As

42   Prospectus ▪ TIAA Real Estate Account

of December 31, 2009, the Account’s office properties had an aggregate market value of approximately $5.0 billion.
•

Industrial. 25 property investments containing approximately 30.2 million square feet located in 11 states, including a 60% interest in a portfolio of industrial properties located throughout the United States. As of December 31, 2009, the Account’s industrial properties had an aggregate market value of approximately $1.2 billion.

•

Retail. 15 property investments containing approximately 21.2 million square feet located in five states, the District of Columbia and Paris, France. As of December 31, 2009, the Account’s retail properties had an aggregate market value of approximately $1.4 billion. One of the retail property investments is an 85% interest in a portfolio containing 65 individual retail shopping centers located throughout the Eastern and Southeastern states.

     In addition, the Account has a 75% interest in a portfolio of storage facilities located throughout the United States containing approximately 2.3 million square feet. As of December 31, 2009, the Account’s interest in this portfolio had a market value of approximately $46.3 million.

     As of December 31, 2009, the market value weighted average occupancy rate of the Account’s entire commercial real estate portfolio was 91%. On a weighted basis, the overall occupancy rate of the Account’s commercial real estate portfolio was 85%. The Account’s:

•	office property investments were 92% leased on a market value weighted basis and 86% leased on a weighted basis;
•	industrial property investments were 87% leased on a market value weighted basis and 83% leased on a weighted basis;
•	retail property investments were 92% leased on a market value weighted basis and 86% leased on a weighted basis; and
•	storage portfolio was 83% leased.
Major Tenants: The following tables list the Account’s ten most significant tenants based on the total space they occupied as of December 31, 2009 in each of the Account’s commercial property types.

	Occupied Square Feet	Percentage of Total Rentable Area of Account’s

MAJOR OFFICE TENANTS		Office Properties	Non-Residential Properties

Southern Company Services, Inc.	459,457	2.3%	0.6%
BHP Petroleum	444,145	2.3%	0.6%
Deloitte & Touche	380,230	1.9%	0.5%
Boston Company	361,623	1.8%	0.5%
Microsoft	361,528	1.8%	0.5%
Crowell & Moring	320,539	1.6%	0.5%
ATMOS Energy	312,238	1.6%	0.4%
Yahoo!	302,324	1.5%	0.4%
GE Healthcare	278,712	1.4%	0.4%
Pearson	225,299	1.1%	0.3%

TIAA Real Estate Account ▪ Prospectus   43

	Occupied Square Feet	Percentage of Total Rentable Area of Account’s

MAJOR INDUSTRIAL TENANTS		Industrial Properties	Non-Residential Properties

Walmart	1,099,112	3.6%	1.5%
General Electric	1,004,000	3.3%	1.4%
Regal West	968,535	3.2%	1.4%
Kumho Tire	841,325	2.8%	1.2%
First Quality	800,000	2.6%	1.1%
Michelin North America	756,690	2.5%	1.1%
Del Monte	689,660	2.3%	1.0%
RR Donnelley	659,157	2.2%	0.9%
Global Equipment	647,228	2.1%	0.9%
Meiko America	557,500	1.8%	0.8%

	Occupied Square Feet	Percentage of Total Rentable Area of Account’s

MAJOR RETAIL TENANTS		Retail Properties	Non-Residential Properties

Walmart	802,437	3.8%	1.1%
Kohl’s	609,529	2.9%	0.9%
Publix Super Markets	565,187	2.7%	0.8%
Ross	565,157	2.7%	0.8%
Dick’s Sporting Goods	522,486	2.5%	0.7%
PetSmart	496,405	2.3%	0.7%
Bed, Bath & Beyond	489,443	2.3%	0.7%
Michael’s	474,759	2.2%	0.7%
Old Navy	321,209	1.5%	0.5%
Best Buy	305,994	1.4%	0.4%

     The following tables list the rentable area subject to expiring leases during the next five years, and an aggregate figure for expirations in 2015 and thereafter, in the Account’s commercial (non-residential) properties. While many of these leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

OFFICE PROPERTIES Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Office Properties Represented by Expiring Leases

2010	1,825,476	9%
2011	2,574,368	13%
2012	1,401,914	7%
2013	2,381,842	12%
2014	2,226,037	12%
2015 and thereafter	6,467,176	33%

Total	16,876,813	86%

44   Prospectus ▪ TIAA Real Estate Account

INDUSTRIAL PROPERTIES Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Industrial Properties Represented by Expiring Leases

2010	4,035,069	13%
2011	4,030,887	13%
2012	3,251,920	11%
2013	3,649,054	12%
2014	2,277,787	8%
2015 and thereafter	8,041,545	26%

Total	25,286,262	83%

RETAIL PROPERTIES Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Retail Properties Represented by Expiring Leases

2010	1,663,310	8%
2011	2,134,352	10%
2012	2,299,278	11%
2013	2,177,491	10%
2014	1,608,439	8%
2015 and thereafter	8,196,343	39%

Total	18,079,213	86%

RESIDENTIAL PROPERTIES

     The Account’s residential property portfolio currently consists of 20 property investments composed of first class or luxury multi-family, garden, midrise, and high-rise apartment buildings. The portfolio contains approximately 8,600 units located in nine states and has a 96% average occupancy rate as of December 31, 2009. Four of the residential properties in the portfolio are subject to mortgages. The complexes generally contain one- to three-bedroom apartment units with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating its residential properties.

     As of December 31, 2009, the Account’s residential properties had an aggregate market value of approximately $1.2 billion. Set forth in Appendix B to this prospectus is a table containing detailed information regarding the residential properties in the Account’s portfolio as of December 31, 2009.

RECENT TRANSACTIONS

     The following describes property and financing transactions by the Account since May 1, 2009. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease. All rental rates are quoted on an annual basis unless otherwise noted.

TIAA Real Estate Account ▪ Prospectus   45

SALES

Industrial Properties

New Jersey CalEast Industrial Portfolio

     On October 1, 2009, the Account sold an industrial investment portfolio in Monroe and Brunswick, New Jersey for a sales price of approximately $25.4 million and realized a loss of approximately $17.1 million. The Account purchased the property investment on December 22, 2003. The original investment in this property was $39.8 million and costs to date were $42.6 million according to the records of the Account.

Office Properties

4200 West Cypress

     On November 16, 2009, the Account sold an office property investment in Tampa, Florida for a sales price of approximately $22.2 million and realized a loss of approximately $13.3 million. The Account purchased the property investment on December 29, 2003. The original investment in this property was $32.9 million and costs to date were $35.6 million according to the records of the Account.

Park Place on Turtle Creek

     On December 16, 2009, the Account sold an office property investment in Dallas, Texas for a sales price of approximately $23.7 million and realized a loss of approximately $23.0 million. The Account purchased the property investment on June 29, 2006. The original investment in this apartment property was $44.4 million and costs to date were $46.3 million according to the records of the Account.

Preston Sherry Plaza

     On December 16, 2009, the Account sold an office property investment in Dallas, Texas for a sales price of approximately $31.5 million and realized a loss of approximately $15.8 million. The Account purchased the property investment and assumed its debt of $23.5 million on June 1, 2007. The original investment in this office property was $21.7 million and costs to date were $23.2 million according to the records of the Account. The debt was assumed by the purchaser of this property at the time of sale.

Capitol Place

     On December 17, 2009, the Account sold an office property investment in Sacramento, California for a sales price of approximately $40.0 million and realized a loss of approximately $3.9 million. The Account purchased the property investment on August 28, 2003. The original investment in this office property was $38.8 million and costs to date were $42.5 million according to the records of the Account.

980 9th Street & 1010 8th Street

     On December 18, 2009, the Account sold an office property investment in Sacramento, California for a sales price of approximately $97.0 million and realized a loss of approximately $76.5 million. The Account purchased the

46   Prospectus ▪ TIAA Real Estate Account

property investment on July 18, 2005. The original investment in this office property was $159.5 million and costs to date were $172.2 million according to the records of the Account.

Residential Properties

San Melia Apartments (Phoenix Apartment Portfolio)

     On October 30, 2009, the Account completed a partial sale of the Phoenix apartment investment portfolio in Chandler, Arizona for a sales price of approximately $47.8 million and realized a loss of approximately $35.8 million. The Account purchased the property investment on June 23, 2006. The original investment in this apartment property was $82.5 million and costs to date were $83.7 million according to the records of the Account.

San Brisas (Phoenix Apartment Portfolio)

     On November 5, 2009, the Account completed a partial sale of the Phoenix apartment investment portfolio in Phoenix, Arizona for a sales price of approximately $19.0 million and realized a loss of approximately $11.4 million. The Account purchased the property investment on June 23, 2006. The original investment in this apartment property was $29.9 million and costs to date were $30.4 million according to the records of the Account.

Paragon (Kierland Apartment Portfolio)

     On November 5, 2009, the Account completed a partial sale of the Kierland apartment investment portfolio in Phoenix, Arizona for a sales price of approximately $34.2 million and realized a loss of approximately $30.2 million. The Account purchased the property investment on June 23, 2006. The original investment in this apartment property was $63.9 million and costs to date were $64.4 million according to the records of the Account.

El Mundo (Houston Apartment Portfolio)

     On November 24, 2009, the Account completed a partial sale of the Houston apartment investment portfolio in Houston, Texas for a sales price of approximately $11.2 million and realized a loss of approximately $8.1 million. The Account purchased the property investment on June 23, 2006. The original investment in this apartment property was $18.1 million and costs to date were $19.3 million according to the records of the Account.

Plaza Del Oro Townhomes (Houston Apartment Portfolio)

     On November 24, 2009, the Account completed a partial sale of an apartment investment portfolio in Houston, Texas for a sales price of approximately $8.0 million and realized a loss of approximately $5.0 million. The Account purchased the property investment on June 23, 2006. The original investment in this apartment property was $12.6 million and costs to date were $13.1 million according to the records of the Account.

San Marin Garden Homes (Houston Apartment Portfolio)
On November 24, 2009, the Account completed a partial sale of an apartment investment portfolio in Houston, Texas for a sales price of approximately $21.2

TIAA Real Estate Account ▪ Prospectus   47

million and realized a loss of approximately $12.2 million. The Account purchased the property investment on June 23, 2006. The original investment in this apartment property was $32.0 million and costs to date were $33.4 million according to the records of the Account.

Retail Properties

The Market at Southpark—Littleton, CO

     On August 11, 2009, the Account sold a retail complex in Littleton, Colorado for a sales price of approximately $22.0 million and realized a loss of approximately $12.7 million. The Account purchased the property investment on September 17, 2004. The original investment in this property was $33.4 million and costs to date were $34.7 million according to the records of the Account.

VALUING THE ACCOUNT’S ASSETS

We value the Account’s assets as of the close of each valuation day by taking the sum of:
•	the value of the Account’s cash, cash equivalents, and short-term and other debt instruments;
•	the value of the Account’s other securities and other non real estate assets;
•	the value of the individual real properties (based on the most recent valuation of that property) and other real estate-related investments owned by the Account;
•

an estimate of the net operating income accrued by the Account from its properties, other real estate-related investments and non real estate-related investments (including short-term marketable securities); and

•

actual net operating income received from the Account’s properties, other real estate-related investments and non real estate-related investments (only to the extent any such item of income differs from the estimated income accrued for on such investments), and then reducing the sum by the Account’s liabilities, including the daily investment management, administration and distribution fees and certain other fees and expenses attributable to operating the Account. See “Expense Deductions” on page 54.

     Fair value for the Account’s assets is based upon quoted market prices in active exchange markets, where available. If listed prices or quotes in such markets are not available, fair value is based upon vendor-provided, evaluated prices or internally developed models that primarily use market-based or independently sourced market data, including interest rate yield curves, market spreads, and currency rates. Valuation adjustments may be made to reflect credit quality, a counterparty’s creditworthiness, the Account’s creditworthiness, liquidity, and other observable and unobservable data that are applied consistently over time.

48   Prospectus ▪ TIAA Real Estate Account

     The methods described above are considered to produce a fair value calculation that represents a good faith estimate as to what an unaffiliated buyer in the market place would pay to purchase the asset or receive to transfer the liability. Since fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, actual realizable values or future fair values may differ from amounts reported. Furthermore, while the Account believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments, while reasonable, could result in different estimates of fair value at the reporting date.

VALUING REAL ESTATE INVESTMENTS

     Valuing Real Property: Investments in real estate properties are stated at fair value, as determined in accordance with policies and procedures reviewed by the Investment Committee of the TIAA Board of Trustees (the “Board”) and in accordance with the responsibilities of the Board as a whole. Accordingly, the Account does not record depreciation.

     Fair value for real estate properties is defined as the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Determination of fair value involves significant judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Amounts ultimately realized from each investment may vary significantly from the market value presented. Actual results could differ from those estimates. See “Risk Factors –Risks Associated with Real Estate Investing – Valuation and Appraisal Risks.”

     In accordance with the Account’s procedures designed to comply with Fair Value Measurements and Disclosures in U.S. Generally Accepted Accounting Principles, the Account values real estate properties purchased by the Account initially based on an independent appraisal at the time of the closing of the purchase, which may result in a potential unrealized gain or loss reflecting the difference between an investment’s fair value (i.e., exit price) and its cost basis (which is inclusive of transaction costs).

     Subsequently, each property will be valued each quarter by an independent appraiser and the property value is updated as appropriate. In general, the Account obtains appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments, and thus, adjustments to the valuations of its holdings (to the extent such adjustments are made), that happen regularly throughout each quarter and not on one specific day in each period.

Further, management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or

TIAA Real Estate Account ▪ Prospectus   49

circumstances at a specific property change (for example, under certain circumstances a valuation adjustment could be made when bids are obtained for properties held for sale). The Account’s independent fiduciary, Real Estate Research Corporation, oversees the Account’s entire appraisal process and, among other things, must approve all independent appraisers used by the Account. TIAA’s internal appraisal staff oversees the entire appraisal process and reviews each independent quarterly appraisal in conjunction with the Account’s independent fiduciary. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

     Real estate appraisals are estimates of property values based on a professional’s opinion. All appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation. Appraisals of properties held outside of the U.S. are performed in accordance with industry standards commonly applied in the applicable jurisdiction. Further, these independent appraisers (as well as TIAA’s internal appraisal staff) are always expected to be MAI-designated members of the Appraisal Institute (or its European equivalent, RICS) and state certified appraisers from national or regional firms with relevant property type experience and market knowledge.

     We intend that the overarching principle and primary objective when valuing our real estate investments will be to produce a valuation that represents a fair and accurate estimate of the fair value of our investments. Implicit in our definition of fair value is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	Buyer and seller are typically motivated;
•	Both parties are well informed or well advised, and acting in what they consider their best interests;
•	A reasonable time is allowed for exposure in the open market;
•	Payment is made in terms of cash or in terms of financial arrangements comparable thereto; and
•	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     The Account’s net asset value will include the value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We’ll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

     Development Properties. Development properties will be carried at fair value, which is anticipated initially to equal the Account’s cost, and the value will be adjusted as additional development costs are incurred. At a minimum, once a property receives a certificate of occupancy, within one year from the initial

50   Prospectus ▪ TIAA Real Estate Account

funding by the Account, or the property is substantially leased, whichever is earlier, the property will be appraised by an independent external appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.

     Property Portfolios. The Account may, at times, value individual properties together (whether or not purchased at the same time) in a portfolio as a single asset, to the extent we believe that the property may be sold as one portfolio. The Account may also realize efficiencies in property management by pooling a number of properties into a portfolio. The value assigned to the portfolio as a whole may be more or less than the valuation of each property individually. The Account will also, from time to time, sell one or more individual properties that comprise a portfolio, with the Account retaining title to the remaining individual properties comprising that portfolio. In such a circumstance, the Account may cease to designate designation of such properties as a portfolio.

     Because of the nature of real estate assets and because the fair value of our investments is not reduced by transaction costs that will be incurred to sell the investments, the Account’s net asset value won’t necessarily reflect the net realizable value of its real estate assets (i.e., what the Account would receive if it sold them). See “—Valuation Adjustments” below.

     Valuing Real Property Subject to a Mortgage: When a real estate property is subject to a mortgage, the mortgage is valued independently of the property and its fair value is reported separately. The independent fiduciary reviews and approves all mortgage valuation adjustments before such adjustments are recorded by the Account. The Account will continue to use the revised value for each real estate property and mortgage loan payable to calculate the Account’s daily net asset value until the next valuation review or appraisal.

     Valuing Mortgage Loans Receivable (i.e., the Account as a creditor): Mortgage loans receivable are stated at fair value and are initially valued at the face amount of the mortgage loan funding. Subsequently, mortgage loans receivable are valued at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral and the credit quality of the counterparty.

     Valuing Mortgage Loans Payable (i.e., the Account as a debtor): Mortgage loans payable are stated at fair value. The estimated fair value of mortgage loans payable is generally based on the amount at which the liability could be transferred in a current transaction, exclusive of transaction costs. Fair values are estimated based on market factors, such as market interest rates and spreads on comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), the maturity date of the loan, the return demands of the market, and the credit quality of the Account. Different assumptions or changes in future market conditions could significantly affect

TIAA Real Estate Account ▪ Prospectus   51

estimated fair values. At times, the Account may assume debt in connection with the purchase of real estate.

     Valuing Real Estate Joint Ventures: Real estate joint ventures are stated at the fair value of the Account’s ownership interests in the underlying entities. The Account’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, ownership rights, buy/sell agreements, distribution provisions and capital call obligations. In addition, any restrictions on the right of the Account to transfer its ownership interest to third parties could adversely affect the value of the Account’s interest. Upon the disposition of all real estate investments by an investee entity, the Account will continue to state its equity in the remaining net assets of the investee entity during the wind down period, if any, that occurs prior to the dissolution of the investee entity.

     Valuing Real Estate Limited Partnerships: Limited partnerships are stated at the fair value of the Account’s ownership in the partnership, which is based on the most recent net asset value of the partnership, as reported by the sponsor. Since market quotations are not readily available, the limited partnership interests are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. As circumstances warrant, prior to the receipt of financial statements of the limited partnership, the Account will estimate the value of its interests in good faith and will from time to time seek input from the issuer or the sponsor of the investment vehicle.

     Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account’s net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual items of income, the Account’s net assets could be under- or over-valued.

     Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account’s properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account’s net asset value.

     Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives income from a property, we’ll adjust the daily accrued receivable and other accounts appropriately.

     Valuation Adjustments: General. Management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change. Also, the independent fiduciary can require additional appraisals if a property’s value has

52   Prospectus ▪ TIAA Real Estate Account

changed materially and such change is not reflected in the quarterly valuation review, or otherwise to ensure that the Account is valued appropriately. For example, under certain circumstances a valuation adjustment could be made when bids are obtained for properties held for sale by the Account. In addition, adjustments may be made for events or circumstances indicating an impairment of a tenant’s ability to pay amounts due to the Account under a lease (including due to a bankruptcy filing of that tenant). Also, adjustments may be made to reflect factors (such as sales values for comparable properties or local employment rate) bearing uniquely on a particular region in which the Account holds properties. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors and we give different weight to different factors, we may not in all cases make a valuation adjustment where changing conditions could potentially affect the value of an investment.

Required Approvals. The independent fiduciary will need to approve adjustments to any valuation of one or more properties or real estate related assets that:

•	is made within three months of the annual independent appraisal, or
•	results in an increase or decrease of:
	•	more than 6 percent of the value of any of the Account’s properties since the last independent annual appraisal;
	•	more than 2 percent in the value of the Account since the prior calendar month; and/or
	•	more than 4 percent in the value of the Account within any calendar quarter.

     Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA’s valuation methods could change the Account’s net asset value and change the values at which participants purchase or redeem Account interests.

VALUING OTHER INVESTMENTS (INCLUDING CERTAIN REAL ESTATE-RELATED INVESTMENTS)

     Debt Securities and Money Market Instruments: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive these values utilizing an independent pricing service, such as FT Interactive Data Corp, Reuters and Bloomberg, except when we believe the prices do not accurately reflect the security’s fair value. We value money market instruments with maturities of one year or less in the same manner as debt securities, or by using a pricing matrix that has various types of money market instruments along

TIAA Real Estate Account ▪ Prospectus   53

one axis and various maturities along the other. Debt securities for which market quotations are not readily available are valued at fair value as determined in good faith by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole.

     Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange (or any of its affiliated exchanges) at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the last bid and asked prices, exclusive of transaction costs. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

     We value equity securities traded on the Nasdaq Stock Market at the Nasdaq Official Closing Price on the valuation day. If no sale is reported that day, we use the mean of the last bid and asked prices, exclusive of transaction costs. Other U.S. over-the-counter equity securities are valued at the mean of the last bid and asked prices.

Mortgage-Backed Securities: We value mortgage-backed securities, including CMBS and RMBS, in the same manner in which we value debt securities, as described above.

     Foreign Securities: To value equity and fixed income securities traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day. Under certain circumstances (for example, if there are significant movements in the United States markets and there is an expectation the securities traded on foreign markets will adjust based on such movements when the foreign markets open the next day), the Account may adjust the value of equity or fixed income securities that trade on a foreign exchange or market after the foreign exchange or market has closed.

     Investments Lacking Current Market Quotations: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA’s Board of Trustees and in accordance with the responsibilities of TIAA’s Board as a whole. In evaluating fair value for the Account’s interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer’s valuation methodology.

EXPENSE DEDUCTIONS

     Expense deductions are made each Valuation Day from the net assets of the Account for various services to manage investments, administer the Account and the contracts, distribute the contracts and to cover certain risks borne by TIAA. Services are provided “at cost” by TIAA and Services. Currently, TIAA provides

54   Prospectus ▪ TIAA Real Estate Account

investment management services and administration services for the Account, and Services provides distribution services for the Account. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

     The estimated annual expense deduction rate that appears in the expense table below reflects an estimate of the amount we currently expect to deduct to approximate the costs that the Account will incur from May 1, 2010 through April 30, 2011. Actual expenses may be higher or lower.

Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management	_____%	For investment advisory, investment management, portfolio accounting, custodial and similar services, including independent fiduciary and appraisal fees
Administration	_____%	For administration and operations of the Account and the contracts, including administrative services such as receiving and allocating premiums and calculating and making annuity payments
Distribution	_____%	For services and expenses associated with distributing the annuity contracts
Mortality and Expense Risk	_____%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	_____%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction[1,2,3]	_____%	For total services to the Account

[1]	TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.
[2]	TIAA currently does not impose a fee on transfers from the Account, but reserves the right to impose a fee on transfers from the Account in the future.
[3]	Property-level expenses, including property management fees and transfer taxes, are not reflected in the table above; instead these expenses are charged directly to the Account’s properties.

Since expenses are charged to the Account at cost, the expenses described are estimates for the year based on projected expense and asset levels.

     Administration charges include certain costs associated with the provision by TIAA entities of recordkeeping and other services for retirement plans and other pension products in addition to the Account. A portion of these expenses are allocated to the Account in accordance with applicable allocation procedures.

     After the end of every quarter, we reconcile the amount deducted from the Account as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter, provided that material differences may be repaid in the current calendar quarter, in accordance with generally accepted accounting principles (GAAP). Our at-cost deductions are based on projections of Account assets and overall expenses, and the size of any adjusting payments will be directly affected by how different our projections are from the Account’s actual assets or expenses. The expenses identified in the table above do not include any fees which may be imposed by your employer under a plan maintained by your employer.

TIAA Real Estate Account ▪ Prospectus   55

     The size of the Account’s assets can be affected by many factors, including changes in the value of portfolio holdings, net income earned on the Account’s investments, premium activity and participant transfers into or out of the Account and participant cash withdrawals from the Account. In addition, our operating expenses can fluctuate based on a number of factors including participant transaction volume, operational efficiency, and technological, personnel and other infrastructure costs. Historically, the adjusting payments have resulted in both upward and downward adjustments to the Account’s expense deductions for the following quarter.

     TIAA’s Board of Trustees can revise the estimated expense rates (the daily deduction rate before the quarterly adjustment referenced above) for the Account from time to time, usually on an annual basis, to keep deductions as close as possible to actual expenses.

Currently there are no deductions from premiums, transfers or withdrawals, but we reserve the right to change this in the future.

EMPLOYER PLAN FEE WITHDRAWALS

     Your employer may, in accordance with the terms of your plan, and with TIAA’s approval, withdraw amounts from your Real Estate Account accumulation under your Retirement Choice or Retirement Choice Plus contract, and, on a limited basis, under your GA, GSRA, GRA or Keogh contract, to pay fees associated with the administration of the plan. These fees are separate from the expense deductions of the Account, and are not included for purposes of TIAA’s guarantee that the total annual expense deduction of the Account will not exceed 2.50% of average net assets per year.

     The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of your plan. TIAA will determine all values as of the end of the effective date. An employer plan fee withdrawal cannot be revoked after its effective date. Each employer plan fee withdrawal will be made on a pro-rata basis from all your available TIAA and CREF accounts. An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

CERTAIN RELATIONSHIPS WITH TIAA

     As noted elsewhere in this prospectus, the TIAA General Account plays a significant role in operating the Real Estate Account, including providing a liquidity guarantee, and investment advisory, administration and other services. In addition, Services, a wholly owned subsidiary of TIAA, provides distribution services for the Account.

     Liquidity Guarantee. As noted above under “Establishing and Managing the Account – The Role of TIAA – Liquidity Guarantee,” if the Account’s liquid assets and its cash flow from operating activities and participant transactions are insufficient to fund redemption requests, the TIAA General Account has agreed to

56   Prospectus ▪ TIAA Real Estate Account

purchase liquidity units. TIAA thereby guarantees that a participant can redeem accumulation units at their net asset value next determined.

     In the years ended December 31, 2008 and December 31, 2009, TIAA purchased liquidity units in a number of separate transactions at a purchase price equal to $155.6 million and approximately $1.1 billion, respectively. Since January 1, 2010 and through the date of this prospectus, the TIAA General Account has purchased no additional liquidity units. These liquidity units are valued in the same manner as are accumulation units held by the Account’s participants.

     For the years ended December 31, 2009, December 31, 2008 and December 31, 2007, the Account expensed $12.4 million, $19.7 million, and $19.4 million, respectively, for this liquidity guarantee from TIAA through a daily deduction from the net assets of the Account.

     Investment Advisory, Administrative, and Distribution Services/Certain Risks Borne by TIAA. As noted above under “Expense Deductions” on page 54, deductions are made each Valuation Day from the net assets of the Account for various services required to manage investments, administer the Account and distribute the contracts. These services are performed at cost by TIAA and Services. Deductions are also made each Valuation Day to cover mortality and expense risks borne by TIAA.

     For the years ended December 31, 2009, December 31, 2008 and December 31, 2007, the Account expensed $42.5 million, $47.6 million and $49.2 million, respectively, for investment advisory services and $4.7 million, $8.1 million and $8.1 million, respectively, for mortality and expense risks provided/borne by TIAA. For the same period, the Account expensed $35.8 million, $77.6 million and $63.6 million, respectively, for administrative and distribution services provided by TIAA and Services, as applicable. Through December 31, 2007, administrative and distribution services were provided to the Account by Services. Effective January 1, 2008, administrative services have been provided to the Account by TIAA, while distribution services have continued to be provided to the Account by Services.

LEGAL PROCEEDINGS

     The Account is party to various claims and routine litigation arising in the ordinary course of business. As of the date of this prospectus, management of the Account does not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material effect on the Account’s business, financial position or results of operations.

TIAA Real Estate Account ▪ Prospectus   57

SELECTED FINANCIAL DATA

The following selected financial data should be considered in conjunction with the Account’s financial statements and notes provided in this prospectus (amounts in thousands).
[Information to be filed via Amendment.]

58   Prospectus ▪ TIAA Real Estate Account

QUARTERLY SELECTED FINANCIAL INFORMATION

     The following selected unaudited financial data for each full quarter of 2009 and 2008 are derived from the financial statements of the Account for the years ended December 31, 2009 and 2008. Certain amounts below have been reclassified in accordance with the reclassifications discussed in Note 1 of the Notes to the Financial Statements (amounts in thousands).

[Information to be filed via Amendment.]

TIAA Real Estate Account ▪ Prospectus   59

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE ACCOUNT’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[Information to be filed via Amendment.]

60   Prospectus ▪ TIAA Real Estate Account

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

[Information to be filed via Amendment.]

TIAA Real Estate Account ▪ Prospectus   61

THE CONTRACTS

     TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GA, SRA, GRA, GSRA (including institutionally-owned GSRA), Retirement Choice, Retirement Choice Plus or Keogh contracts. CREF is a companion organization to TIAA. A companion CREF contract may have been issued to you when you received the TIAA contract offering the Account. For more information about the CREF annuity contracts, the TIAA traditional annuity, the TIAA Access variable annuity accounts, other TIAA separate accounts offered from time to time and particular mutual funds and investment options offered under the terms of your plan, please see the applicable contracts and respective prospectuses for those investment options.

Importantly, neither TIAA nor CREF guarantee the investment performance of the Account nor do they guarantee the value of your units at any time.

RA (RETIREMENT ANNUITY) AND GRA (GROUP RETIREMENT ANNUITY)

     RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

     Depending on the terms of your employer’s plan, RA premiums can be paid by your employer, you, or both. GRA premiums can only be paid by your employer (though some such premiums may be paid by your employer pursuant to a salary reduction agreement). If you’re paying some or all of the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. Your employer may offer you the option of making contributions in the form of after-tax Roth IRA-style contributions, though you won’t be able to take tax deductions for these contributions. You can also transfer accumulations from another investment choice under your employer’s plan to your contract. Your GRA premiums can be from pre-tax or after-tax contributions. Ask your employer for more information about these contracts.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY) AND GSRA (GROUP SUPPLEMENTAL RETIREMENT ANNUITY)

     These are generally limited to supplemental voluntary tax-deferred annuity (TDA) plans and supplemental 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Generally, your employer pays premiums in pre-tax dollars through salary reduction. Your employer may offer you the option of making contributions in the form of after-tax Roth IRA-style contributions, though you won’t be able to take tax deductions for these contributions. Although you can’t pay premiums directly, you can transfer amounts from other TDA plans.

62   Prospectus ▪ TIAA Real Estate Account

RETIREMENT CHOICE/RETIREMENT CHOICE PLUS ANNUITIES

     These are very similar in operation to the GRAs and GSRAs, respectively, except that, unlike GRAs, they are issued directly to your employer or your plan’s trustee, and they may be issued to your employer directly without participant recordkeeping. Among other rights, the employer retains the right to transfer accumulations under these contracts to alternate funding vehicles.

CLASSIC IRA AND ROTH IRA

     Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $5,000 or by rolling over funds from another IRA or eligible retirement plan, if you meet the Account’s eligibility requirements. If you are age 50 or older, you may contribute up to $6,000. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $5,000, or $6,000 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2010; different dollar limits may apply in future years.)

     Roth IRAs are also individual contracts issued directly to you. You and your spouse can each open a Roth IRA with an annual contribution up to $5,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet the Account’s eligibility requirements, subject to rules applicable to Roth IRA conversions. If you are age 50 or older you may contribute up to $6,000. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $5,000, or $6,000 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2010; different dollar limits may apply in future years.)

We can’t issue a joint Classic IRA or Roth IRA contract.
Your employer may offer SEP IRAs (Simplified Employee Retirement Plans), which are subject to different rules.
Classic and Roth IRAs may together be referred to as “IRAs” in this prospectus.

GA (GROUP ANNUITY) AND INSTITUTIONALLY OWNED GSRAs

     These are used exclusively for employer retirement plans and are issued directly to your employer or your plan’s trustee. Your employer pays premiums directly to TIAA (you can’t pay the premiums directly to TIAA) and your employer or the plan’s trustee may control the allocation of contributions and transfers to and from these contracts including withdrawing completely from the Account. If a GA or Institutionally Owned GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

TIAA Real Estate Account ▪ Prospectus   63

KEOGH CONTRACTS

     TIAA also offers contracts under Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use the Account’s Keogh contracts for a Keogh plan, and cover common law employees, subject to the Account’s eligibility requirements.

ATRA (AFTER-TAX RETIREMENT ANNUITY)

     The after-tax retirement annuities (ATRA) are individual non-qualified deferred annuity contracts, issued to participants who are eligible and would like to remit personal premiums under the contractual provisions of their RA contract. To be eligible, you must have an active and premium-paying or paid up RA contract.

Note that the tax rules governing these non-qualified contracts differ significantly from the treatment of qualified contracts. See “Taxes,” on page 80 for more information.

ELIGIBILITY FOR IRA AND KEOGH CONTRACTS

     Each of you and your spouse can open a Classic or Roth IRA or a Keogh if you’re a current or retired employee or trustee of an Eligible Institution, or if you own a TIAA or CREF annuity contract or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an Eligible Institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

STATE REGULATORY APPROVAL

State regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

STARTING OUT

     Generally, we’ll issue you a TIAA contract when we receive a completed application or enrollment form in good order. “Good order” means actual receipt of the order along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your complete application and any other information or supporting documentation we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order and reserve the right to change or waive any good order requirement at any time either in general or with respect to a particular plan, contract or transaction.

64   Prospectus ▪ TIAA Real Estate Account

     If your application is incomplete and we do not receive the necessary information and signed application in good order within five business days of our receipt of the initial premium, we will return the initial premium at that time. See also “—Determining the Value of Your Interest in the Account – Accumulation Units” below.

     If we receive premiums from your employer and, where applicable, a completed application from you before we receive your specific allocation instructions (or if your allocation instructions violate employer plan restrictions or do not total 100%), we will invest all premiums remitted on your behalf in the default option your employer has designated. We consider your employer’s designation of a default option to be an instruction to us to allocate your premiums to that option as described above. You should consult your plan documents or sales representative to determine your employer’s designated default option and to obtain information about that option. Further, to the extent you hold an IRA contract, the default option will be that fund or account specified in your IRA forms. When we receive complete allocation instructions from you, we’ll follow your instructions for future premiums. However, if you want the premiums previously allocated to the default option (and earnings and losses on them) to be transferred to the options identified in your instructions, you must specifically request that we transfer these amounts from the default option to your investment option choices.

     Amounts may be invested in an account other than the Real Estate Account (absent a participant’s specific instructions) only in the limited circumstances identified in the paragraph immediately above and the circumstance outlined below under “How to Transfer and Withdraw Your Money – Possible Restrictions on Premiums and Transfers to the Account,” namely: (1) we receive premiums before we receive your completed application or allocation instructions, (2) a participant’s allocations violate employer plan restrictions or do not total 100%, or (3) we stop accepting premiums for and/or transfers into the Account.

     TIAA generally doesn’t currently restrict the amount or frequency of payment of premiums to your contract, although we may in the future. Your employer’s retirement plan may limit your premium amounts. There also may be restrictions on remitting premiums on an IRA. In addition, the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you want to directly contribute personal premiums under the contractual provisions of your RA contract, you will be issued an ATRA contract. Premiums and any earnings on the ATRA contract will not be subject to your employer’s retirement plan. The only restrictions relating to these premiums are in the contract itself.

     In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA accepts premiums to a contract during your accumulation period. Once your first premium has been paid, your TIAA contract can’t lapse or be forfeited for nonpayment of premiums. However, TIAA can stop accepting premiums to the Real Estate Account at any time.

TIAA Real Estate Account ▪ Prospectus   65

     Note that we cannot accept money orders or travelers checks. In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.

     We will not be deemed to have received any premiums sent to the addresses designated for remitting premiums until the third-party service that administers the receipt of mail through those addresses has processed the payment on our behalf.

     You will receive a confirmation statement each time you remit premiums, or make a transfer to or a cash withdrawal from the Account. The statement will show the date and amount of each transaction. However, if you’re using an automatic investment plan, you’ll receive a statement confirming those transactions following the end of each calendar quarter.

If you have any accumulations in the Account, you will be sent a statement in each quarter which sets forth the following information:
(1)	Premiums paid during the quarter;
(2)	The number and dollar value of accumulation units in the Account credited to you during the quarter and in total;
(3)	Cash withdrawals, if any, from the Account during the quarter; and
(4)	Any transfers during the quarter.
You also will receive reports containing the financial statements of the Account and certain information about the Account’s investments.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

     To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

     What this means for you: When you open an account, we will ask for your name, address, date of birth, social security number and other information that will allow us to identify you, such as your home telephone number and driver’s license or certain other identifying documents. Until you provide us with the information needed, we may not be able to open an account or effect any transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if it is believed that potentially criminal activity has been identified, we reserve the right to take such action as deemed appropriate, which may include closing your account.

CHOOSING AMONG INVESTMENT ACCOUNTS

     After you receive your contract, you can allocate all or part of your premiums to the Real Estate Account, unless your employer’s plan precludes that choice. You can also allocate premiums to TIAA’s traditional annuity, the CREF variable investment accounts, the TIAA Access variable annuity accounts, other TIAA separate accounts offered from time to time (if available under the terms of your

66   Prospectus ▪ TIAA Real Estate Account

employer’s plan) and, in some cases, certain mutual funds if the account or fund is available under your employer’s plan.
You can change your allocation choices for future premiums by:
•	writing to our home office at 730 Third Avenue, New York, NY 10017-3206;
•	using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org; or
•	calling our Automated Telephone Service (24 hours a day) at 800 842-2252.

THE RIGHT TO CANCEL YOUR CONTRACT

     Generally, you may cancel any RA, SRA, GSRA, Classic IRA Roth IRA, ATRA or Keogh contract in accordance with the contract’s Right to Examine provision (unless we have begun making annuity payments from it) and subject to the time period regulated by the state in which the contract is issued. Although the contract terms and state law provisions differ, you will generally have between 10 and 60 days to exercise this cancellation right. To cancel a contract, mail or deliver the contract with your cancellation instructions (or signed Notice of Cancellation when such has been provided with your contract) to our home office. We’ll cancel the contract, then send either the current accumulation or the premium, depending on the state in which your contract was issued, to whomever originally submitted the premiums. Unless we are returning premiums paid as required by state law, you will bear the investment risk during this period.

DETERMINING THE VALUE OF YOUR INTEREST IN THE ACCOUNT — ACCUMULATION UNITS

     Each payment to the Real Estate Account buys a number of accumulation units. Similarly, any withdrawal from the Account results in the redemption of a number of accumulation units. The price you pay for accumulation units, and the price you receive for accumulation units when you redeem accumulation units, is the value of the accumulation units calculated for the business day on which we receive your purchase, redemption or transfer request in good order (unless you ask for a later date for a redemption or transfer). This date is called the “effective date.” Therefore, if we receive your purchase, redemption or transfer request in good order before the NYSE closes, that business day will be considered the effective date of your order. If we receive your request in good order after the NYSE closes, the next business day will be considered the effective date of your order.

     Payments and orders to redeem accumulation units (or adjustments thereto) may be processed after the effective date. “Processed” means when amounts are credited or debited to you in the Account. In the event there are market fluctuations between the effective date and the processing date and the price of accumulation units on the processing date is higher or lower than your price on the effective date, that difference will be paid or retained by Services, the Account’s distributor. This amount, which may be positive or negative, together

TIAA Real Estate Account ▪ Prospectus   67

with similar amounts paid or retained by Services in connection with transactions involving other investment products offered under pension plans administered by TIAA or its affiliates and the amount of interest, if any, paid by Services to participants in connection with certain delayed payments, is apportioned to the Account pursuant to an agreement with Services, under which the Account reimburses Services for the services it has provided to the Account.

     The accumulation unit value reflects the Account’s investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

     Calculating Accumulation Unit Values: We calculate the Account’s accumulation unit value at the end of each valuation day. To do that, we multiply the previous day’s value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

A.	The value of the Account’s net assets at the end of the current valuation period, less premiums received during the current valuation period.
B.	The value of the Account’s net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

HOW TO TRANSFER AND WITHDRAW YOUR MONEY

Generally, TIAA allows you to move your money to or from the Real Estate Account in the following ways:
•	from the Real Estate Account to a CREF investment account, a TIAA Access variable account (if available) or TIAA’s traditional annuity;
•

to the Real Estate Account from a CREF investment account, a TIAA Access variable account (if available) or TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA, GRA or Retirement Choice contracts are subject to restrictions);

•	from the Real Estate Account to a mutual fund (including TIAA-CREF affiliated mutual funds), if available under your plan;
•	to the Real Estate Account from a TIAA-CREF affiliated mutual fund;
•	from the Real Estate Account to investment options offered by other companies, if available under your plan;
•	to the Real Estate Account from other companies/plans;
•	by withdrawing cash; and
•	by setting up a program of automatic withdrawals or transfers.

     For more information regarding the transfer policies of CREF, TIAA Access, TIAA’s traditional annuity or another investment option listed above, please see the respective contract, prospectus or other governing instrument.

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     These transactions generally must be for at least $1,000 at a time (except for systematic transfers or withdrawals which must be for at least $100) or your entire Account accumulation, if less. These options may be limited by the terms of your employer’s plan, by current tax law, or by the terms of your contract, as set forth below. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and/or withdrawals in the future.

     As indicated, transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation in good order. You can also choose to have transfers and withdrawals take effect at the close of any future business day. For any transfers to TIAA’s traditional annuity, the crediting rate will be the rate in effect at the close of business of the first day that you participate in TIAA’s traditional annuity, which is the next business day after the effective date of the transfer.

     To request a transfer or to withdraw cash:

•	write to TIAA’s home office at 730 Third Avenue, New York, NY 10017-3206;
•	call us at 800 842-2252; or
•	for internal transfers, using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org

     You may be required to complete and return certain forms to effect these transactions. We can limit, suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason. Note that, currently, all requests to make lump-sum transfers out of the Real Estate Account to another investment option (whether or not affiliated with TIAA-CREF) may not be made by means of TIAA-CREF’s internet website.

Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See “Taxes” on page 80.

TRANSFERS TO AND FROM OTHER TIAA-CREF ACCOUNTS AND FUNDS

     Transfers from the Real Estate Account. Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA’s traditional annuity, to another TIAA annuity offered by your employer’s plan, to one of the CREF accounts, to a TIAA Access variable annuity account or to mutual funds (which may include TIAA-CREF affiliated mutual funds) offered under the terms of your employer’s plan. Transfers to CREF accounts or to certain other options may be restricted by your employer’s plan, current tax law or by the terms of your contract.

     Transfers to the Real Estate Account. Currently, you can also transfer some or all of your accumulation in TIAA’s traditional annuity, in your CREF accounts, TIAA Access variable annuity accounts or in the mutual funds or TIAA annuities offered under the terms of your plan to the Real Estate Account, if your employer’s plan offers the Account. Transfers from TIAA’s traditional annuity to the Real Estate Account under RA, GRA or Retirement Choice contracts can only

TIAA Real Estate Account ▪ Prospectus   69

be effected over a period of time (up to 10 annual installments) and may be subject to other limitations, as specified in your contract. Amounts held under an ATRA contract cannot be transferred to or from any retirement plan contract.

     Because excessive transfer activity can hurt Account performance and other participants, subject to applicable state law, we may seek to further limit how often, or in what amounts, you may make transfers, or we may otherwise modify the transfer privilege generally. See “—Possible Restrictions on Premiums and Transfers to the Account” below.

TRANSFERS TO OTHER COMPANIES

     Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer’s plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans.

     Under the Retirement Choice and Retirement Choice Plus contracts, your employer could transfer monies from the Account and apply it to another account or investment option, subject to the terms of your plan, and without your consent.

TRANSFERS FROM OTHER COMPANIES/PLANS

     Subject to your employer’s plan and federal tax law, you can usually transfer or roll over money from another 403(b), 401(a)/403(a) or governmental 457(b) retirement plan to your qualified TIAA contract. You may also roll over before-tax amounts in a Classic IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Similarly, subject to your employer’s plan, you may be able to roll over funds from 401(a), 403(a), 403(b) and governmental 457(b) plans to a TIAA Classic IRA or, subject to applicable income limits, from an IRA containing funds originally contributed to such plans, to either a TIAA Classic or Roth IRA, subject to rules applicable to Roth IRA conversion. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

WITHDRAWING CASH

     You may withdraw cash from your SRA, GSRA, IRA, ATRA or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Real Estate Account cash withdrawals from your RA, GRA, Retirement Choice or Retirement Choice Plus

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accumulation are limited to once per calendar quarter and may also be limited by the terms of your employer’s plan and federal tax law. Normally, you can’t withdraw money from a contract if you’ve already applied that money to begin receiving lifetime annuity income. Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59½, leave your job, become disabled, die, or satisfy requirements related to qualified distributions or if your employer terminates its retirement plan. If your employer’s plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, and not investment earnings. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59½, unless an exception applies to your situation.

     Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70½, leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59½). If you’re married, you may be required by law or your employer’s plan to show us advance written consent from your spouse before TIAA makes certain transactions on your behalf.

Special rules and restrictions apply to Classic and Roth IRAs.

SYSTEMATIC WITHDRAWALS AND TRANSFERS

     If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw from your Real Estate Account accumulation, or transfer to or from the Real Estate Account, any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time. Further, a systematic plan of this type may allow pre-specified transfers or withdrawals to be made more often than quarterly, depending on the terms of your employer’s plan.

WITHDRAWALS TO PAY ADVISORY FEES

     You can set up a program to have monies withdrawn directly from your retirement plan (if your employer’s plan allows) or IRA accumulations to pay your financial advisor. You will be required to complete and return certain forms to effect these withdrawals, including how and from which accounts you want these monies to be withdrawn. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. See the discussion under “Taxes” below.

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POSSIBLE RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

     From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can’t find enough appropriate real estate related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions or to the liquidity needs and demands of the Account, we reserve the right (subject to the terms of some contracts) to stop accepting premiums and/or transfers at any time without prior notice.

     If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the default option designated by your employer instead (or the default option specified on your IRA forms), unless you give us other allocation instructions. We will not transfer these amounts out of the default option designated by your employer when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

ADDITIONAL LIMITATIONS

     Federal law requires us to obtain, verify and record information that identifies each person who opens an account. Until we receive the information we need, we may not be able to effect transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include closing your account.

MARKET TIMING / EXCESSIVE TRADING POLICY

     There are participants who may try to profit from making transactions back and forth among the CREF accounts, the Real Estate Account, the TIAA Access variable accounts and the mutual funds or other investment options available under the terms of your plan in an effort to “time” the market or for other reasons. As money is shifted in and out of these accounts, the accounts or funds may incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate these costs. In addition, excessive trading can interfere with efficient portfolio management and cause dilution if traders are able to take advantage of pricing inefficiencies. Consequently, the Account is not appropriate for market timing or frequent trading and you should not invest in the Account if you want to engage in such activity.

     To discourage this activity, transfers from the Real Estate Account to a CREF or TIAA account, or another investment option, are limited to once every calendar quarter. A few limited exceptions to this policy apply, including:

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(i)	systematic transfers out of the Real Estate Account (as described on page 71 above in “—Systematic Withdrawals and Transfers”),
(ii)	annual portfolio rebalancing activities,
(iii)	plan transfers and rollovers made to external carriers,
(iv)	participants enrolled in TIAA’s qualified managed account for retirement plan assets, and
(v)	single-sum distributions where funds are moved from one TIAA annuity contract or certificate to another, as well as those made directly to a participant.

     TIAA reserves the right to reject any purchase or exchange request with respect to the Account, including when it is believed that a request would be disruptive to the Account’s efficient portfolio management. TIAA also may suspend or terminate your ability to transact in the Account by telephone, fax or over the Internet for any reason, including the prevention of excessive trading. A purchase or exchange request could be rejected or electronic trading privileges could be suspended because of the timing or amount of the investment or because of a history of excessive trading by the participant. Because TIAA has discretion in applying this policy, it is possible that similar transaction activity could be handled differently because of the surrounding circumstances. Notwithstanding such discretion, TIAA seeks to apply its excessive trading policies and procedures uniformly to all Account participants. As circumstances warrant, TIAA may request transaction data from intermediaries from time to time to verify whether the Account’s policies are being followed and/or to instruct intermediaries to take action against participants who have violated the Account’s policies. TIAA has the right to modify these policies and procedures at any time without advance notice.

The Account is not appropriate for excessive trading. You should not invest in the Account if you want to engage in excessive trading or market timing activity.

     Participants seeking to engage in excessive trading may deploy a variety of strategies to avoid detection, and, despite TIAA’s efforts to discourage excessive trading, there is no guarantee that TIAA or its agents will be able to identify all such participants or curtail their trading practices.

     If you invest in the Account through an intermediary, including through a retirement or employee benefit plan, you may be subject to additional market timing or excessive trading policies implemented by the intermediary or plan. Please contact your intermediary or plan sponsor for more details.

RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

     You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59½ to begin receiving annuity income payments from your annuity contract

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free of a 10 percent early distribution penalty tax. Your employer’s plan may also restrict when you can begin income payments. Under the minimum distribution rules of the Internal Revenue Code, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70½ or you retire. Note that for 2010, the minimum distribution requirement under the Internal Revenue Code is not suspended for Internal Revenue Code section 401(a), 403(a), 403(b), governmental 457(b) plans and IRAs. The minimum distribution requirement was suspended with respect to such plans in 2009 under The Worker, Retiree, and Employer Recovery Act of 2008. Please consult your tax advisor. For more information, see “Taxes—Minimum Distribution Requirements,” on page 81. Also, you can’t begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

     Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you’ve started payments you usually can’t change your income option or annuity partner for that payment stream.

     Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We’ll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

     Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account’s investment experience and the income change method you choose.

     There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 78. The total value of your annuity payments may be more or less than your total premiums.

ANNUITY STARTING DATE

     Ordinarily, annuity payments begin on the date you designate as your annuity starting date, provided we have received all documentation necessary for the income option you’ve picked. If something’s missing, we’ll defer your annuity starting date until we receive the missing information. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you

74   Prospectus ▪ TIAA Real Estate Account

have given us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

INCOME OPTIONS

     Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer’s plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA, Retirement Choice, Retirement Choice Plus or Keogh contract. Ordinarily you’ll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date. After your annuity starting date, you cannot change your income option.

All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:
•

One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it’s over, income payments will continue to your beneficiary until the end of the period. If you don’t opt for a guaranteed period, all payments end at your death — so that it’s possible for you to receive only one payment if you die less than a month after payments start. (The 15-year guaranteed period is not available under all contracts.)

• Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years (2 to 30 years for RAs, SRAs and GRAs). (This option is not available under all contracts.)
•

Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are four types of two-life annuity options, all available with or without a guaranteed period — Full Benefit to Survivor, Two-Thirds Benefit to Survivor, 75% Benefit to Annuity Partner and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

•

Minimum Distribution Option (MDO) Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier — contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. Note that for 2010, the minimum distribution requirement under the Internal Revenue Code is not suspended for Internal Revenue Code section 401(a), 403(a), 403(b), governmental 457(b) plans and IRAs. The minimum distribution requirement was suspended with respect to such plans in 2009 under The Worker, Retiree, and Employer Recovery Act of 2008. Please consult your tax advisor for more information.

TIAA Real Estate Account ▪ Prospectus   75

     You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, and subject to applicable plan and legal restrictions, you can elect a distribution option other than the MDO option and apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you’re eligible. Using an MDO won’t affect your right to take a cash withdrawal of any accumulation not yet distributed. This pay-out annuity is not available under the Retirement Choice or Retirement Choice Plus contracts. Instead, required minimum distributions will be paid directly from these contracts pursuant to the terms of your employer’s plan.

     For any of the income options described above, current federal tax law provides that your guaranteed period can’t exceed the joint life expectancy of you and your beneficiary or annuity partner. If you are married at your annuity start date, you may be required by law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives the right. Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

     Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer’s plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an accumulation being converted to annuity income on the annuity starting date. (This does not apply to IRAs.) Of course, if your employer’s plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See “Taxes” on page 80.

     If you haven’t picked an income option when the annuity starting date arrives for your contract, TIAA usually will assume you want the one-life annuity with 10-year guaranteed period if you’re unmarried, subject to the terms of your plan, paid from TIAA’s traditional annuity. If you’re married, we may assume for you a survivor annuity with half-benefit to annuity partner with a 10-Year guaranteed period, with your spouse as your annuity partner, paid from TIAA’s traditional annuity. If you haven’t picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

TRANSFERS DURING THE ANNUITY PERIOD

     After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a “comparable annuity” payable from a CREF or TIAA account or TIAA’s traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

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We’ll process your transfer on the business day we receive your request in good order. You can also choose to have a transfer take effect at the close of any future business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA’s traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

ANNUITY PAYMENTS

     The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

     Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year — the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year’s value. Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account. The formulas for calculating the number and value of annuity units payable are described below.

     Calculating the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

     The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts — actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality

TIAA Real Estate Account ▪ Prospectus   77

assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

     The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

     Value of Annuity Units: The Real Estate Account’s annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

     For participants under the annual income change method, the value of the annuity unit for payment remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

     For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

Further, certain variable annuity payouts might not be available if issuing the payout annuity would violate state law.

     TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future. No such modification will reduce any participant’s benefit once the participant’s annuitization period has commenced.

DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES

     Subject to the terms of your employer’s plan, TIAA may pay death benefits if you or your annuity partner dies. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

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YOUR SPOUSE’S RIGHTS

     Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

AMOUNT OF DEATH BENEFIT

     If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the present value, based on interest at the effective annual rate of 4%, of the unit annuity payments due for the remainder of the period.

PAYMENT OF DEATH BENEFIT

To authorize payment and pay a death benefit, we must have received all necessary forms and documentation, including proof of death and the selection of the method of payment.

METHODS OF PAYMENT OF DEATH BENEFITS

     Generally, you can choose for your beneficiary the method we’ll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also prevent your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can prevent any choice if its initial payment is less than $25. If death occurs while your contract is in the accumulation stage, in most cases we can pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won’t do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren’t eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn’t eligible and doesn’t specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

Payments During the Accumulation Period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:
• Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;
• One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;
• Annuity for a Fixed Period of 5 to 30 years (not available under Retirement Choice or Retirement Choice Plus), in which the death benefit is paid for a fixed period;

TIAA Real Estate Account ▪ Prospectus   79

•

Accumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account’s investment experience (generally the death benefit value must be at least $5,000); (This option is not available under all contracts) and

•

Minimum Distribution Option (also called the TIAA-CREF Savings & Investment Plan), which automatically pays income according to the Internal Revenue Code’s minimum distribution requirements (not available under Retirement Choice or Retirement Choice Plus). It operates in much the same way as the MDO annuity income option. It’s possible, under this method, that your beneficiary won’t receive income for life.

Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

     Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

     Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under “Taxes” below, or for further detail, contact TIAA.

TAXES

     This section offers general information concerning federal taxes. It doesn’t cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX PURPOSES

     The Account is not a separate taxpayer for purposes of the Internal Revenue Code — its earnings are taxed as part of TIAA’s operations. Although TIAA is not expected to owe any federal income taxes on the Account’s earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.

TAXES IN GENERAL

During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts

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are not taxed until they’re withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren’t taxable when withdrawn, but earnings attributable to these amounts are taxable unless those amounts are contributed as Roth contributions to a 401(a) or 403(b) plan and certain criteria are met before the amounts (and the income on the amounts) are withdrawn. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed. Generally, contributions you can make under an employer’s plan are limited by federal tax law. Employee voluntary salary reduction contributions and Roth after-tax contributions to 403(b) and 401(k) plans are limited in the aggregate to $16,500 per year ($22,000 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $19,500 per year in a 403(b) plan ($25,000 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $5,000 per year ($6,000 per year for taxpayers age 50 or older). The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments is $16,500 ($22,000 if you are age 50 or older). Special catch-up rules may permit a higher contribution in one or more of the last three years prior to an individual’s normal retirement age under the plan.

Note that the dollar limits listed above are for 2010; different dollar limits may apply in future years.

EARLY DISTRIBUTIONS

     If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59½, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59½ (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won’t have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

     In most cases, payments from qualified contracts must begin by April 1 of the year after the year you reach age 70½, or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh

TIAA Real Estate Account ▪ Prospectus   81

plan, payments must begin by April 1 of the year after you reach age 70½. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don’t begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules requiring minimum distributions during your lifetime. You are responsible for requesting distributions that comply with the minimum distribution rules.

     Note that for 2010, the minimum distribution requirement under the Internal Revenue Code is not suspended for Internal Revenue Code section 401(a), 403(a), 403(b), governmental 457(b) plans and IRAs. The minimum distribution requirement was suspended with respect to such plans in 2009 under The Worker, Retiree and Employer Recovery Act of 2008. Please consult your tax advisor for more information.

WITHHOLDING ON DISTRIBUTIONS

     If we pay an “eligible rollover” distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. On the other hand, if we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain types of distributions that are not considered eligible rollovers such as payments from IRAs, hardship withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

     For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don’t have your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.

SPECIAL RULES FOR AFTER-TAX RETIREMENT ANNUITIES

     If you paid premiums directly to an RA and the premiums are not subject to your employer’s retirement plan, or if you have been issued an ATRA contract, the following general discussion describes our understanding of current federal income tax law that applies to these accumulations. This discussion does not apply to premiums paid on your behalf under the terms of your employer’s retirement plan. It also does not cover every situation and does not address all possible circumstances.

In General. These annuities are generally not taxed until distributions occur. When distributions occur, they are taxed as follows:
• Withdrawals, including withdrawals of the entire accumulation under the contract, are generally taxed as ordinary income to the extent that the

82   Prospectus ▪ TIAA Real Estate Account

contract’s value is more than your investment in the contract (i.e., what you have paid into it).
•

Annuity payments are generally treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments are taxable in full as ordinary income.

     Required Distributions. In general, if you die after you start your annuity payments but before the entire interest in the annuity contract has been distributed, the remaining portion must be distributed at least as quickly as under the method in effect on the date of your death. If you die before your annuity payments begin, the entire interest in your annuity contract generally must be distributed within five years after your death, or be used to provide payments that begin within one year of your death and that will be made for the life of your designated beneficiary or for a period not extending beyond the life expectancy of your designated beneficiary. The “designated beneficiary” refers to a natural person you designate and to whom ownership of the contract passes because of your death. However, if the designated beneficiary is your surviving spouse, your surviving spouse can continue the annuity contract as the new owner.

     Death Benefit Proceeds. Death benefit proceeds are taxed like withdrawals of the entire accumulation in the contract if distributed in a single sum and are taxed like annuity payments if distributed as annuity payments. Your beneficiary may be required to take death benefit proceeds within a certain time period.

     Penalty Tax on Certain Distributions. You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on distributions you take prior to age 59½. There are some exceptions to this rule, however. You should consult a tax advisor for information about those exceptions.

Withholding. Annuity distributions are generally subject to federal income tax withholding but most recipients can usually choose not to have the tax withheld.

     Certain Designations or Exchanges. Designating an annuitant, payee or other beneficiary, or exchanging a contract may have tax consequences that should be discussed with a tax advisor before you engage in any of these transactions.

     Multiple Contracts. All non-qualified deferred annuity contracts issued by us and certain of our affiliates to the same owner during a calendar year must generally be treated as a single contract in determining when and how much income is taxable and how much income is subject to the 10 percent penalty tax (see above).

     Diversification Requirements. The investments of the Real Estate Account must be “adequately diversified” in order for the ATRA Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that Real Estate Account will satisfy these diversification requirements.

     Owner Control. In certain circumstances, owners of non-qualified variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to

TIAA Real Estate Account ▪ Prospectus   83

their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. While we believe that the ATRA Contracts do not give you investment control over assets in the Real Estate Account or any other separate account underlying your ATRA Contract, we reserve the right to modify the ATRA Contracts as necessary to prevent you from being treated as an owner of the assets in the Real Estate Account.

FEDERAL ESTATE TAXES

     While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX

     Under certain circumstances, the Internal Revenue Code may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

RESIDENTS OF PUERTO RICO

The IRS has announced that income from an annuity received by residents of Puerto Rico is U.S.-source income that is generally subject to United States federal income tax.

ANNUITY PURCHASES BY NONRESIDENT ALIENS

     The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers who are nonresident aliens are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

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SPECIAL RULES FOR WITHDRAWALS TO PAY ADVISORY FEES

     If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:

•	the payment is for expenses that are ordinary and necessary;
•	the payment is made from a Section 401 or 403 retirement plan or an IRA;
•

your financial advisor’s payment is only made from the accumulations in your retirement plan or IRA, as applicable, and not directly by you or anyone else, under the agreement with your financial advisor; and

•	once advisory fees begin to be paid from your retirement plan or IRA, as applicable, you continue to pay those fees solely from your plan or IRA, as applicable, and not from any other source.
     However, withdrawals to pay advisory fees to your financial advisor from your accumulations under an ATRA contract will be treated as taxable distributions.

FOREIGN TAX CREDIT

     The Account may be subject to foreign taxes on investments in other countries, including capital gains tax on any appreciation in value when a real estate investment in a foreign jurisdiction is eventually sold. Any potential tax impact will not be reflected in the valuation of the foreign investment and may not be fully reflected in a tax accrual by the Account. Upon payment of any foreign tax by the Account, TIAA will receive a foreign tax credit, which may be available to reduce its U.S. tax burden. The Account is a segregated asset account of TIAA and incurs no material federal income tax attributable to the investment performance of the Account under the Internal Revenue Code. As a result, the Account will not realize any tax benefit from any foreign tax credit that may be available to TIAA; however, to the extent that TIAA can utilize the foreign tax credit in its consolidated tax return, TIAA will reimburse the Account for that benefit at that time. The extent to which TIAA is able to utilize the credits when the Account incurs a foreign tax will determine the amount and timing of reimbursement from TIAA to the Account for the resulting foreign tax credit. The Account’s unit values may be adversely impacted in the future if a foreign tax is paid, and TIAA is not able to utilize (and therefore does not reimburse the Account for), either immediately or in the future, the foreign tax credit earned as a result of the foreign tax paid by the Account.

POSSIBLE TAX LAW CHANGES

     Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on your contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract

TIAA Real Estate Account ▪ Prospectus   85

owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

GENERAL MATTERS

MAKING CHOICES AND CHANGES

     You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we’ll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

     You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center’s account access feature to check your account balances, transfer to TIAA’s traditional annuity, TIAA Access variable annuity accounts or CREF, and/or allocate future premiums among the accounts and funds available to you through TIAA-CREF. Note that, currently, all requests to make lump-sum transfers out of the Real Estate Account to another investment option (whether or not affiliated with TIAA or CREF) may not be made by means of TIAA-CREF’s internet website. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

     To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at www.tiaa-cref.org. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

     You don’t have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

     If you received this prospectus electronically and would like a paper copy, please call 877 518-9161 and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you’ve consented.

86   Prospectus ▪ TIAA Real Estate Account

HOUSEHOLDING

     To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account’s prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 877 518-9161, or write us.

MISCELLANEOUS POLICIES

     Amending the Contracts: The contract may be amended by agreement of TIAA and the contractholder without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of the contract, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

     If You’re Married: If you’re married, you may be required by law or your employer’s plan to get advance written consent from your spouse before we make certain transactions for you. If you’re married at your annuity starting date, you may also be required by law or your employer’s plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

     Texas Optional Retirement Program Restrictions: If you’re in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state’s public institutions of higher education.

Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

     Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you’re entitled to under your employer’s retirement plan or the Internal Revenue Code, we’ll refund them to your employer as long as we’re requested to do so (in writing) before you start receiving annuity income.

     Any time there’s a question about premium refunds, TIAA will rely on information from your employer. If you’ve withdrawn or transferred the amounts involved from your accumulation, we won’t refund them.

Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

     Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

     Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

TIAA Real Estate Account ▪ Prospectus   87

     Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

DISTRIBUTION

     The annuity contracts are offered continuously by Services, which is registered with the SEC as a broker-dealer and a registered investment adviser and is a member of the Financial Industry Regulatory Authority (“FINRA”). Teachers Personal Investors Services, Inc. (TPIS), also a broker-dealer registered with the SEC and a member of FINRA, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect wholly owned subsidiaries of TIAA. Their addresses are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid for distributing the contracts.

STATE REGULATION

     TIAA, the Real Estate Account, and the contracts (including any proposed modification thereto) are subject to regulation by the NYID as well as by the insurance regulatory authorities of certain other states and jurisdictions.

     TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account’s books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

LEGAL MATTERS

     All matters involving state law and relating to the contracts, including TIAA’s right to issue the contracts, have been passed upon by Jonathan Feigelson, Senior Vice President and General Counsel of TIAA. Dechert LLP has provided legal advice to the Account related to certain matters under the federal securities laws.

EXPERTS

          [The financial statements for the Account as of December 31, 2009 and December 31, 2008 and for each of the three years in the period ended December 31, 2009 will be included via Amendment.]

88   Prospectus ▪ TIAA Real Estate Account

ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC

     The Account has filed with the SEC a registration statement under the Securities Act of 1933, which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. This information can also be obtained through the SEC’s website on the Internet (www.sec.gov). The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 800 SEC-0330.

OTHER REPORTS TO PARTICIPANTS

     TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations. Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.

CUSTOMER COMPLAINTS

     Customer complaints may be directed to our Participant Relations Unit, P. O. Box 1259, Charlotte, NC 28201-1259, telephone 800 842-2776.

FINANCIAL STATEMENTS

     The financial statements of the TIAA Real Estate Account and condensed unaudited statutory-basis financial statements of TIAA follow within this prospectus. The full audited statutory-basis financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 877 518-9161.

     The financial statements of TIAA should be distinguished from the financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.

TIAA Real Estate Account ▪ Prospectus   89

INDEX TO FINANCIAL STATEMENTS

TIAA REAL ESTATE ACCOUNT
[To be filed via Amendment]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
[To be filed via Amendment]

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APPENDIX A — MANAGEMENT OF TIAA

     The Real Estate Account has no officers or directors. The Trustees and certain principal executive officers of TIAA as of the date hereof, their dates of birth, and their principal occupations during the past five years, are as follows:

TRUSTEES

Name & Date of Birth (DOB)	Principal Occupations During Past 5 Years

Ronald L. Thompson Chairman of the TIAA Board of Trustees DOB: 6/17/49	Former Chairman and Chief Executive Officer, Midwest Stamping and Manufacturing Company from 1993 through 2005. Director, Chrysler Group, LLC and Washington University in St. Louis.

Jeffrey R. Brown DOB: 2/16/1968

William G. Karnes Professor of Finance and Director of the Center for Business and Public Policy, University of Illinois at Urbana-Champaign. Research Associate of the National Bureau of Economic Research (NBER) and Associate Director of the NBER Retirement Research Center. Former member of the Social Security Advisory Board from 2006 to 2008, and Director of the Countryside School.

Robert C. Clark DOB: 2/26/44

Harvard University Distinguished Service Professor and Austin Wakeman Scott Professor of Law, Harvard Law School, Harvard University. Formerly Dean and Royall Professor of Law, Harvard Law School from 1989 to 2003. Director of the Hodson Trust, Time Warner, Inc. and Omnicom Group.

Lisa W. Hess DOB: 8/8/55	Former Chief Investment Officer of Loews Corporation. Founding partner of Zesiger Capital Group. Trustee of the WT Grant Foundation, the Chapin School, and the Pomfret School.

Edward M. Hundert, M.D. DOB: 10/1/56

Senior lecturer in Medical Ethics, Harvard Medical School. President, Case Western Reserve University from 2002 to 2006. Formerly, Dean, 2000-2002, University of Rochester School of Medicine and Dentistry, Professor of Medical Humanities and Psychiatry, 1997 to 2002. Board Member, Rock and Roll Hall of Fame.

Lawrence H. Linden DOB: 2/19/47

Retired Managing Director and former General Partner at Goldman Sachs, retiring in 2008. After joining Goldman Sachs in 1992, served at various times the Head of Technology, Head of Operations, and Co-Chairman of the Global Control and Compliance Committee. Founding Trustee of the Linden Trust for Conservation, Chairman of the Board of Trustees of Resources for the Future, Co-Chairman of the Board of Directors of the World Wildlife Fund and co-founder of, and senior advisor to, the Redstone Strategy Group.

Maureen O’Hara DOB: 6/13/53

R. W. Purcell Professor of Finance at Johnson Graduate School of Management, Cornell University, where she has taught since 1979. Former chair of the board of Investment Technology Group, Inc. since 2007, and member of the board since 2003. Director of New Star Financial, Inc. and Chair of the FINRA Economic Advisory Board.

Donald K. Peterson DOB: 8/13/49

Former Chairman and Chief Executive Officer, Avaya Inc. from 2002 to 2006 and President and Chief Executive Officer from 2000 to 2001. Formerly, Executive Vice President and Chief Financial Officer, Lucent Technologies from 1996 to 2000. Chairman, Board of Trustees, Worcester Polytechnic Institute and overseer of the Tuck School of Business Administration at Dartmouth College. Director, Sanford C. Bernstein Fund Inc., Emerj Inc. and Knewco, Inc.

TIAA Real Estate Account ▪ Prospectus   91

TRUSTEES	(continued)

Name & Date of Birth (DOB)	Principal Occupations During Past 5 Years

Sidney A. Ribeau DOB: 12/3/47	President, Howard University since 2008. Formerly, President, Bowling Green State University, 1995-2008. Director, The Andersons, Inc., Convergys and Worthington Industries.

Dorothy K. Robinson DOB: 2/18/51

Vice President and General Counsel, Yale University since 2000. Trustee, Newark Public Radio Inc., Youth Rights Media, Inc., Yale Southern Observatory, Inc., Fourth Century and Friends of New Haven Legal Assistance.

David L. Shedlarz DOB: 4/17/48

Former Vice Chairman of Pfizer Inc. from 2006 to 2007, Executive Vice President from 1999 to 2005 and Chief Financial Officer of Pfizer from 1995 to 2005. Director, Pitney Bowes Inc. and the Hershey Corporation. Director, Multiple Sclerosis Society of New York City Chapter.

David F. Swensen DOB: 1/26/54

Chief Investment Officer, Yale University since 1985, and adjunct professor of investment strategy at Yale School of Management and lecturer in Yale’s Department of Economics. Member, Brookings Institution and President Obama’s Economic Recovery Advisory Board. Trustee of Yale New Haven Hospital and Director of the Courtauld Institute, Hopkins School and the Carnegie Institution.

Marta Tienda DOB: 8/10/50

Maurice P. During ’22 Professor in Demographic Studies and Professor of Sociology in Public Affairs, Princeton University, since 1997. Director, Office of Population Research, Princeton University, 1998-2002. Trustee, Corporation of Brown University, Sloan Foundation and Jacobs Foundation. Member of Visiting Committee, Harvard University Kennedy School of Government.

Rosalie J. Wolf DOB: 5/8/41

Managing Partner, Botanica Capital Partners LLC. Formerly, Senior Advisor and Managing Director, Offit Hall Capital Management LLC and its predecessor company, Laurel Management Company LLC from 2001 to 2003; formerly, Treasurer and Chief Investment Officer, The Rockefeller Foundation. Director, North European Oil Royalty Trust, Director and former Chairman of The Sanford C. Bernstein Fund, Inc. Member of the Brock Capital Group, LLC.

OFFICER-TRUSTEES

Name & Date of Birth	Principal Occupations During Past 5 Years

Roger W. Ferguson, Jr. DOB: 10/28/51

President and Chief Executive Officer of TIAA and CREF since April 2008. Formerly, Chairman of Swiss Re America Holding Corporation and Head of Financial Services and Member of the Executive Committee, Swiss Re from 2006 to 2008; Vice Chairman and member of the Board of the U.S. Federal Reserve from 1999 to 2006 and a member of its Board of Governors from 1997 to 1999; and Partner and Associate, McKinsey & Company from 1984 to 1997. Currently a member of the Board of Trustees of the Institute for Advance Study, a member of the Council on Foreign Relations, a member of the Group of Thirty and a member of President Obama’s Economic Recovery Advisory Board.

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OFFICERS

Name & Date of Birth	Principal Occupations During Past 5 Years

Georganne C. Proctor DOB: 10/25/56

Executive Vice President and Chief Financial Officer, TIAA and CREF since 2006. Chief Integration Officer, TIAA and CREF since January 2010. Executive Vice President of Finance for Golden West Financial Corporation, the holding company of World Savings Bank, from 2003 through 2005. From 1994 through 2002, served as Senior Vice President, Chief Financial Officer and a member of the board of directors of Bechtel Group, Inc. Director of Redwood Trust, Inc. and Kaiser Aluminum Corporation.

Scott C. Evans DOB: 5/11/59

Executive Vice President of TIAA since 1999 and Head of Asset Management since 2006 of TIAA and CREF, the TIAA-CREF Mutual Funds, the TIAA-CREF Institutional Mutual Funds, the TIAA-CREF Life Funds and TIAA Separate Account VA-1 (collectively, the “TIAA-CREF Funds”). Also served as Chief Investment Officer of TIAA between 2004 and 2006 and the TIAA-CREF Funds between 2003 and 2006.

Mary (Maliz) E. Beams DOB: 3/29/56

Executive Vice President of TIAA and the TIAA-CREF Funds since 2007. President and Chief Executive Officer, TIAA-CREF Individual & Institutional Services, LLC since 2007. Senior Managing Director and Head of Wealth Management Group of TIAA since 2004. Partner, Spyglass Investments from 2002 to 2003.

Jorge Gutierrez DOB: 11/26/61	Treasurer, TIAA since September, 2008. Assistant Treasurer, TIAA from 2004 to 2008.

William J. Mostyn III DOB: 1/18/48

Vice President and Corporate Secretary of TIAA and the TIAA-CREF Funds since April 2008; Deputy General Counsel and Corporate Secretary of Bank of America Corporation from 2005 to 2007; Deputy General Counsel, Secretary and Corporate Governance Officer of The Gillette Company from 1974 to 2005.

PORTFOLIO MANAGEMENT TEAM

Name & Date of Birth	Principal Occupations During Past 5 Years

Margaret A. Brandwein DOB: 11/26/46	Managing Director and Portfolio Manager, TIAA Real Estate Account since 2004. From 2001 to 2004, Head of Commercial Mortgages – West Coast for TIAA.

Thomas C. Garbutt DOB: 10/12/58	Managing Director and Head of Global Real Estate Equity Division, TIAA.

Philip J. McAndrews DOB: 12/13/58

Managing Director and Head of Real Estate Portfolio Management, TIAA-CREF Global Real Estate since 2005. Between 2003 and 2005, portfolio manager for the Real Estate Account. Between 1997 and 2003, Head of the Real Estate Acquisitions and Joint Ventures group for TIAA.

TIAA Real Estate Account ▪ Prospectus   93

APPENDIX B — DESCRIPTION OF PROPERTIES

     Set forth below is general information about the Account’s portfolio of commercial and residential property investments as of December 31, 2009. The Account’s property investments include both properties that are wholly owned by the Account and properties owned by the Account’s joint venture investments. Certain property investments are comprised of a portfolio of properties. Please carefully read the footnotes to these tables, which immediately follow. Market value figures are in thousands.

Property	Location	Year Built		Year Purchased	Rentable Area (Sq. ft.)	(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.	(2)	Fair Value	(3)

OFFICE PROPERTIES
1001 Pennsylvania Ave	Washington, DC	1987		2004	756,603		100%	$39.74		$480,622	(4)
Four Oaks Place	Houston, TX	1983		2004	1,754,334		94%	17.43		409,027	(4)
Fourth & Madison	Seattle, WA	2002		2004	845,533		96%	29.78		295,000	(4)
50 Fremont Street	San Francisco, CA	1983		2004	817,412		98%	33.46		284,283	(4)
99 High Street	Boston, MA	1971		2005	731,204		94%	35.83		253,557	(4)
780 Third Avenue	New York, NY	1984		1999	487,566		87%	49.88		240,077
1 & 7 Westferry Circus	London, UK	1992, 1993		2005	391,442		100%	49.51		239,036	(4)(5)
The Newbry	Boston, MA	1940-1961	(6)	2006	607,424		90%	39.31		230,375
1900 K Street	Washington, DC	1996		2004	339,060		100%	45.34		204,000
Lincoln Centre	Dallas, TX	1984		2005	1,638,132		84%	17.09		202,029	(4)
701 Brickell	Miami, FL	1986	(8)	2002	675,424		93%	28.20		198,630	(4)
275 Battery	San Francisco, CA	1988		2005	472,261		91%	29.57		164,390
Wilshire Rodeo Plaza	Beverly Hills, CA	1935, 1984		2006	264,287		97%	45.71		151,209	(4)
1401 H Street NW	Washington, D.C.	1992		2006	350,635		64%	30.20		143,555	(4)
Yahoo! Center(7)	Santa Monica, CA	1984		2004	1,185,119		90%	27.57		133,227
Mellon Financial Center at One Boston Place(10)	Boston, MA	1970	(8)	2002	804,444		90%	45.32		129,922
Ten & Twenty Westport Road	Wilton, CT	1974	(8); 2001	2001	538,840		94%	21.56		126,860
Millennium Corporate Park	Redmond, VA	1999, 2000		2006	536,884		97%	12.56		116,548
Inverness Center	Birmingham, AL	1980-1985		2005	903,857		96%	12.33		90,315
Urban Centre	Tampa, FL	1984, 1987		2005	547,979		89%	19.21		80,282
Morris Corporate Center III	Parsippany, NJ	1990		2000	526,052		77%	20.32		66,478
Treat Towers(11)	Walnut Creek, CA	1999		2003	367,313		69%	19.17		66,435

94   Prospectus ▪ TIAA Real Estate Account

The Ellipse at Ballston	Arlington, VA	1989		2006	194,914	96%	30.79	$65,505
Oak Brook Regency Towers	Oakbrook, IL	1977	(8)	2002	402,318	80%	13.83	64,265
88 Kearny Street	San Francisco, CA	1986		1999	228,358	84%	38.50	61,600
Pacific Plaza	San Diego, CA	2000, 2002		2007	215,758	65%	23.68	60,075	(4)
Parkview Plaza	Oakbrook, IL	1990		1997	264,461	92%	15.95	44,360
One Virginia Square	Arlington, VA	1999		2004	116,077	100%	40.70	40,503
Camelback Center	Phoenix, AZ	2001		2007	231,345	93%	20.89	37,774
Wellpoint	Westlake Village, CA	1986 1998		2006	216,571	100%	16.12	37,400
The Pointe on Tampa Bay	Tampa, FL	1982	(8)	2002	250,357	71%	18.05	35,060
8270 Greensboro Drive	McLean, VA	2000		2005	158,110	100%	26.19	34,200
The North 40 Office Complex	Boca Raton, FL	1983, 1984		2006	350,000	88%	11.16	33,969
West Lake North Business Park	Westlake Village, CA	2000		2004	198,558	92%	17.11	32,407
Prominence in Buckhead(11)	Atlanta, GA	1999		2003	423,916	84%	11.14	30,952
3 Hutton Centre	Santa Ana, CA	1985	(8)	2003	197,819	80%	15.85	28,752
Centerside I	San Diego, CA	1982		2004	202,913	67%	19.13	27,012
Tysons Executive Plaza II(12)	McLean, VA	1988		2000	257,740	94%	27.04	26,275
Creeksides at Centerpoint	Kent, WA	1985		2006	218,712	52%	8.02	18,724
Needham Corporate Center	Needham, MA	1987		2001	138,259	83%	19.23	16,196

Subtotal—Office Properties						86%		$5,000,886

Percent leased weighted by property market value—Office (9)						92%

INDUSTRIAL PROPERTIES
Ontario Industrial Portfolio	Various, CA	1997-1998		1998, 2000, 2004	3,981,894	78%	$3.23	$167,998	(4)
Dallas Industrial Portfolio (13)	Dallas and Coppell, TX	1997- 2001		2000-2002	3,684,941	92%	2.60	125,275
Southern California RA Industrial Portfolio	Los Angeles, CA	1982		2004	920,078	85%	5.31	75,817
Rainier Corporate Park	Fife, WA	1991-1997		2003	1,104,646	94%	4.22	65,277
Great West Industrial Portfolio	Rancho Cucamonga and Fontana, CA	2004 - 2005		2008	1,358,925	100%	4.18	65,000
Seneca Industrial Park	Pembroke Park, FL	1999-2001		2007	882,182	93%	3.50	62,341
Chicago Industrial Portfolio (13)	Chicago and Joliet, IL	1997- 2000		1998; 2000	1,427,699	100%	3.11	60,908
Rancho Cucamonga Industrial Portfolio	Rancho Cucamonga, CA	2000-2002		2000; 2001;
				2002; 2004	1,490,235	62%	2.05	57,327
Shawnee Ridge Industrial Portfolio	Atlanta, GA	2000-2005		2005	1,422,922	96%	3.29	$52,219
Chicago CALEast Industrial Portfolio (15)	Chicago, IL	1974-2005		2003	1,145,152	98%	3.43	48,304
Regal Logistics Campus	Seattle, WA	1999-2004		2005	968,535	100%	4.15	47,955

TIAA Real Estate Account ▪ Prospectus   95

Property	Location	Year Built		Year Purchased	Rentable Area (Sq. ft.)	(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.	(2)	Fair Value	(3)

Northern California RA Industrial Portfolio (13)	Oakland, CA	1981		2004	657,602		83%	4.20		42,437
IDI National Portfolio(14)	Various, U.S.	1999-2004		2004	3,655,671		85%	2.62		40,587
Atlanta Industrial Portfolio (13)	Lawrenceville, GA	1996-1999		2000	1,295,440		98%	2.76		39,519
Pinnacle Industrial/DFW Trade Center	Grapevine. TX	2003, 2004, 2006		2006	899,200		100%	3.59		34,148
GE Appliance East Coast Distribution Facility	Perryville, MD	2003		2005	1,004,000		100%	2.82		28,900
South River Road Industrial	Cranbury, NJ	1999		2001	858,957		72%	2.38		28,656
Northeast RA Industrial Portfolio	Boston, MA	2000		2004	384,000		75%	3.41		24,845
Broadlands Business Park	Elkton, MD	2006		2006	756,600		100%	2.88		23,600
Centre Pointe and Valley View	Los Angeles County, CA	1965-1989		2004	307,685		99%	5.61		18,929
Northwest RA Industrial Portfolio	Seattle, WA	1996		2004	312,321		100%	5.06		17,800
Konica Photo Imaging Headquarters	Mahwah, NJ	1999		1999	168,000		-%	0.00		15,100
Airways Distribution Center	Memphis, TN	2005		2006	556,600		70%	0.94		12,600
Summit Distribution Center	Memphis, TN	2002		2003	708,532		5%	0.00		12,300
UPS Distribution Facility	Fernley, NV	1998		1998	256,000		100%	2.37		7,600

Subtotal—Industrial Properties							83%			$1,175,442

Percent leased weighted by property market value—Industrial(9)							87%

RETAIL PROPERTIES
DDR Joint Venture (16)	Various	Various		2007	16,183,158		83%	$10.14		$312,182
The Florida Mall (17)	Orlando, FL	1986	(8)	2002	988,011		97%	41.25		252,432
Printemps de l’Homme	Paris, FR	1930		2007	130,372		100%	67.62		200,995	(5)
Florida Retail Portfolio (18)	Various, FL	1974-2005		2006	1,289,825		84%	12.83		162,204
Westwood Marketplace	Los Angeles, CA	1950	(8)	2002	202,201		100%	29.93		77,077
Miami International Mall (17)	Miami, FL	1982	(8)	2002	295,400		97%	35.89		76,856
Marketfair	West Windsor, NJ	1987		2006	240,297		97%	18.14		65,594
Mazza Gallerie	Washington, DC	1975		2004	293,935		100%	12.16		65,500
Publix at Weston Commons	Weston, FL	2005		2006	126,922		99%	23.43		38,100	(4)
West Town Mall (17)	Knoxville, TN	1972	(8)	2002	764,219		97%	21.69		37,262
Plainsboro Plaza	Plainsboro, NJ	1987		2005	218,653		77%	9.95		26,962
South Frisco Village	Frisco, TX	2002		2006	227,175		79%	9.89		26,900	(4)
Champlin Marketplace	Champlin, MN	1998-99, 2005		2007	103,577		97%	12.38		13,801
Suncrest Village	Orlando, FL	1987		2005	93,358		85%	10.03		12,329

96   Prospectus ▪ TIAA Real Estate Account

Plantation Grove	Ocoee, FL	1995	1995	73,655	92%	10.41	$9,600

Subtotal—Retail Properties					86%		$1,377,794

Percent leased weighted by property market value—Retail (9)					92%

RESIDENTIAL PROPERTIES
Houston Apartment Portfolio (19)	Houston, TX	1984-2004	2006	N/A	92%	N/A	$179,717
Palomino Park Apartments	Denver, CO	1996-2001	2005	N/A	96%	N/A	143,907
The Colorado	New York, NY	1987	1999	N/A	99%	N/A	110,144	(4)
Kierland Apartment Portfolio (19)	Scottsdale, AZ	1996-2000	2006	N/A	96%	N/A	78,060
Phoenix Apartment Portfolio (19)	Greater Phoenix Area, AZ	1995-1998	2006	N/A	93%	N/A	21,767
The Legacy at Westwood Apartments	Los Angeles, CA	2001	2002	N/A	95%	N/A	77,836	(4)
Ashford Meadows Apartments	Herndon, VA	1998	2000	N/A	94%	N/A	71,105
Larkspur Courts	Larkspur, CA	1991	1999	N/A	95%	N/A	50,111
South Florida Apartment Portfolio	Boca Raton and Plantation, FL	1986	2001	N/A	98%	N/A	48,366
The Caruth	Dallas, TX	1999	2005	N/A	99%	N/A	49,641	(4)
Regents Court Apartments	San Diego, CA	2001	2002	N/A	99%	N/A	50,505	(4)
1050 Lenox Park	Atlanta, GA	2001	2005	N/A	96%	N/A	48,223
The Reserve at Sugarloaf	Duluth, GA	2000	2005	N/A	98%	N/A	37,710	(4)
The Lodge at Willow Creek	Denver, CO	1997	1997	N/A	97%	N/A	31,624
The Maroneal	Houston, TX	1998	2005	N/A	96%	N/A	32,179
Glenridge Walk	Atlanta, GA	1996, 2001	2005	N/A	98%	N/A	30,326
Lincoln Woods Apartments	Lafayette Hill, PA	1991	1997	N/A	88%	N/A	28,728
Westcreek Apartments	Westlake Village, CA	1988	1997	N/A	99%	N/A	23,061
Quiet Water at Coquina Lakes	Deerfield Beach, FL	1995	2001	N/A	97%	N/A	19,918
The Fairways of Carolina	Margate, FL	1993	2001	N/A	99%	N/A	18,628

Subtotal—Residential Properties					96%		$1,151,556

Percent leased weighted by property market value—Residential (9)					96%

OTHER COMMERCIAL PROPERTIES
Storage Portfolio I (20)	Various, U.S.	1972-1990	2003	2,295,410	83%	$12.78	$46,269
Subtotal—Commercial Properties							$7,600,391

Total—All Properties—Percent Leased weighted by property market value					92%		$8,751,947

TIAA Real Estate Account ▪ Prospectus   97

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.
(2)	Based on total contractual rent for leases existing as of December 31, 2009. The contractual rent can be either on a gross or net basis, depending onthe terms of the leases.
(3)	Market value reflects the value determined in accordance with the procedures described in this prospectus and as stated in the Statement of Investments.
(4)	Property is subject to a mortgage. The market value shown represents the Account’s interest gross of debt.
(5)

1 & 7 Westferry Circus is located in the United Kingdom, and the market value represents the Account’s interest gross of debt. Printemps de l’Homme is located in France. The market value of each property is converted from local currency to U.S. Dollars at the exchange rate as of December 31, 2009.

(6)	This property was renovated in 2004 and 2006.
(7)	This property is held in a 50%/50% joint venture with Equity Office Properties Trust. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.
(8)	Undergone extensive renovations since construction.
(9)	Values shown are based on the property market value weighted as a percent of the total market value and based on the percent leased for each property.
(10)

The Account purchased a 50.25% interest in a private REIT, which owns this property. A 49.70% interest is owned by Societe Immobiler Trans-Quebec, and .05% is owned by 100 individuals. Market value shown reflects the value of the Account’s interest in the joint venture.

(11)	This investment property is held in a 75%/25% joint venture with Equity Office Properties Trust. Market value shown reflects the value of the Account’s interest in the joint venture.
(12)	This investment property is held in a 50%/50% joint venture with Tennessee Consolidated Retirement System. Market value shown reflects the value of the Account’s interest in the joint venture.
(13)	A portion of this portfolio was sold in 2007.
(14)

This investment property is held in a 60%/40% joint venture with Industrial Development International. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(15)	A portion of this portfolio was sold in 2007 and 2008.
(16)

This investment property consists of 65 properties located in 13 states and is held in a 85%/15% joint venture with Developers Diversified Realty Corporation. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(17)	This investment property is held in a 50%/50% joint venture with the Simon Property Group. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.
(18)

This investment property is held in a 80%/20% joint venture with Weingarten Realty Investors. Market value shown reflects the value of the Account’s interest in the joint venture. This portfolio contains seven neighborhood and/or community shopping centers located in Ft. Lauderdale, Miami, Orlando and Tampa, Florida.

(19)	A portion of this portfolio was sold in 2009.
(20)	This investment property is held in a 75%/25% joint venture with Storage USA. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

98   Prospectus ▪ TIAA Real Estate Account

     Residential Property Portfolio. The table below contains more detailed information regarding the apartment complexes in the Account’s portfolio as of December 31, 2009 and should be read in conjunction with the immediately preceding table.

Property	Location	Number of Units	Average Unit Size (Square Feet)	Avg. Rent Per Unit/ Per Month

Houston Apartment Portfolio(1)	Houston, TX	1,777	1,021	$1,327
Palomino Park	Highlands Ranch, CO	1,184	1,109	1,100
Kierland Apartment Portfolio(1)	Scottsdale, AZ	724	1,004	1,237
South Florida Apartment Portfolio(1)	Boca Raton and Plantation, FL	550	906	1,147
Ashford Meadows	Herndon, VA	440	1,030	1,541
1050 Lenox Park	Atlanta, GA	407	1,168	1,388
The Caruth Apartments	Dallas, TX	338	1,220	1,522
The Reserve at Sugarloaf	Duluth, GA	333	996	1,024
The Lodge at Willow Creek	Denver, CO	316	928	958
Maroneal	Houston, TX	309	1,146	1,373
Glenridge Walk	Sandy Springs, GA	296	617	1,375
The Colorado	New York, NY	256	886	2,884
Regents Court	San Diego, CA	251	1,001	1,757
Larkspur Courts Apartments	Larkspur, CA	248	976	2,082
Phoenix Apartment Portfolio(1)	Greater Phoenix Area, AZ	240	976	1,100
Lincoln Woods Apartments	Lafayette Hill, PA	216	774	1,285
The Fairways at Carolina	Margate, FL	208	1,026	1,065
Quiet Waters at Coquina	Deerfield Beach, FL	200	1,048	1,136
Legacy at Westwood	Los Angeles, CA	187	1,181	4,267
Westcreek Apartments	Westlake Village, CA	126	951	1,973

(1)	Represents a portfolio containing multiple properties.

TIAA Real Estate Account ▪ Prospectus   99

APPENDIX C — SPECIAL TERMS

Accumulation: The total value of your accumulation units in the Real Estate Account.

Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account’s accumulation unit value changes daily.

Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. Eastern time, or when trading closes on the NYSE, if earlier.

Calendar Day: Any day of the year. Calendar days end at the same time as business days.

Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

Eligible Institution: A nonprofit institution, including any governmental institution, organized in the United States.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

General Account: All of TIAA’s assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

Good Order: Actual receipt of an order along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your complete application and any other information or supporting documentation we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order and reserve the right to change or waive any good order requirement at any time either in general or with respect to a particular plan, contract or transaction.

Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

100   Prospectus ▪ TIAA Real Estate Account

Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA’s other income, gains or losses.

Valuation Day: Any day the NYSE is open for trading, as well as, for certain contracts, the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren’t business days will end at 4 p.m. Eastern Time.

Valuation Period: The time from the end of one valuation day to the end of the next.

TIAA Real Estate Account ▪ Prospectus   101

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC Registration Fees	$71,300
Costs of printing and engraving	600,000	*
Legal fees	50,000	*
Accounting fees	30,000	*
Blue Sky Registration Fees	5,000	*
Miscellaneous	18,700	*

Total	$775,000	*

*	Approximate

Item 14. Indemnification of Directors and Officers.

          Trustees, officers, and employees of TIAA may be indemnified against liabilities and expenses incurred in such capacity pursuant to Article Six of TIAA’s bylaws (see Exhibit 3(B)). Article Six provides that, to the extent permitted by law, TIAA will indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a trustee, officer, or employee of TIAA or, while a trustee, officer, or employee of TIAA, served any other organization in any capacity at TIAA’s request. To the extent permitted by law, such indemnification could include judgments, fines, amounts paid in settlement, and expenses, including attorney’s fees. TIAA has in effect an insurance policy that will indemnify its trustees, officers, and employees for liabilities arising from certain forms of conduct. No payment of indemnification, advance or allowance under the foregoing provisions shall be made unless a notice shall have been filed with the Superintendent of Insurance of the State of New York not less than thirty days prior to such payment specifying the persons to be paid, the amounts to be paid, the manner in which payment is authorized and the nature and status, at the time of such notice, of the litigation or threatened litigation.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers, or employees of TIAA, pursuant to the foregoing provision or otherwise, TIAA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a trustee, officer, or employee in the successful defense of any action, suit or proceeding) is asserted by a trustee, officer, or employee in connection with the securities being registered, TIAA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

          None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

	(1)	(A)

Distribution Agreement for the Contracts Funded by the TIAA Real Estate Account, dated as of January 1, 2008, by and among Teachers Insurance and Annuity Association of America, for itself and on behalf of the Account, and TIAA-CREF Individual & Institutional Services, LLC[5]

	(3)	(A)	Charter of TIAA[8]

		(B)	Restated Bylaws of TIAA (as amended) [9]

	(4)	(A)

Forms of RA, GRA, GSRA, SRA, IRA Real Estate Account Endorsements[2], Keogh Contract,[3] Retirement Select and Retirement Select Plus Contracts and Endorsements[1] and Retirement Choice and Retirement Choice Plus Contracts[3]

		(B)	Forms of Income-Paying Contracts[2]

	(5)		Opinion and Consent of Jonathan Feigelson, Esquire**

	(10)	(A)	Independent Fiduciary Agreement, dated February 22, 2006, by and among TIAA, the Registrant, and Real Estate Research Corporation[4]

	(B)	Amendment to Independent Fiduciary Agreement, dated December 17, 2008, between TIAA, on behalf of the Registrant, and Real Estate Research Corporation[6]

	(C)	Custodian Agreement, dated as of March 3, 2008, by and between TIAA, on behalf of the Registrant, and State Street Bank and Trust Company, N.A. [7]

(23)	(A)	Consent of Jonathan Feigelson, Esquire (filed as Exhibit 5)**

	(B)	Consent of Dechert LLP**

	(C)	Consent of PricewaterhouseCoopers LLP**

**	To be filed by amendment.

[1]	Previously filed and incorporated herein by reference to the Account’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed April 29, 2004 (File No. 333-113602).

[2]	Previously filed and incorporated herein by reference to the Account’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed April 30, 1996 (File No. 33-92990).

[3]	Previously filed and incorporated herein by reference to the Account’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed May 2, 2005 (File No. 333-121493).

[4]

Previously filed and incorporated herein by reference to Exhibit 10.(a) to the Annual Report on Form 10-K of the Account for the period ended December 31, 2005, filed with the Commission on March 15, 2006 (File No. 33-92990).

[5]	Previously filed and incorporated herein by reference to the Account’s Current Report on Form 8-K, filed with the Commission on January 7, 2008 (File No. 33-92990).

[6]	Previously filed and incorporated herein by reference to the Account’s Current Report on Form 8-K, filed with the Commission on December 22, 2008 (File No. 33-92990).

[7]

Previously filed and incorporated herein by reference to Exhibit 10.(b) to the Annual Report on Form 10-K of the Account for the fiscal year ended December 31, 2007 and filed with the Commission on March 20, 2008 (File No. 33-92990).

[8]

Previously filed and incorporated by reference to Exhibit 3(A) to the Account’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and filed with the Commission on August 13, 2009 (File No. 33-92990).

[9]

Previously filed and incorporated by reference to Exhibit 3(B) to the Account’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and filed with the Commission on August 13, 2009 (File No. 33-92990).

(b)	Financial Statement Schedules

          All Schedules have been omitted because they are not required under the related instructions or are inapplicable.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To provide the full financial statements of TIAA promptly upon written or oral request.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectuses of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

[The full audited financial statements of TIAA will be filed by amendment to this Registration Statement on Form S-1.]

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TIAA Real Estate Account, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 5th day of March, 2010.

TIAA REAL ESTATE ACCOUNT

By: TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Roger W. Ferguson, Jr.

Roger W. Ferguson, Jr.
President and Chief Executive
Officer and Trustee

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following trustees and officers of Teachers Insurance and Annuity Association of America, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger W. Ferguson, Jr.	President and Chief Executive Officer	March 5, 2010
(Principal Executive Officer) and Trustee
Roger W. Ferguson, Jr.

/s/ Georganne C. Proctor	Executive Vice President and Chief Financial	March 5, 2010
Officer (Principal Financial and Accounting Officer)
Georganne C. Proctor

/s/ Ronald L. Thompson	Chairman of the Board of Trustees	March 5, 2010

Ronald L. Thompson

/s/ Jeffrey R. Brown	Trustee	March 5, 2010

Jeffrey R. Brown

/s/ Robert C. Clark	Trustee	March 5, 2010

Robert C. Clark

/s/ Lisa W. Hess	Trustee	March 5, 2010

Lisa W. Hess

/s/ Edward M. Hundert, M.D	Trustee	March 5, 2010

Edward M. Hundert, M.D.

/s/ Lawrence H. Linden	Trustee	March 5, 2010

Lawrence H. Linden

/s/ Maureen O’Hara	Trustee	March 5, 2010

Maureen O’Hara

/s/ Donald K. Peterson	Trustee	March 5, 2010

Donald K. Peterson

/s/ Sidney A. Ribeau	Trustee	March 5, 2010

Sidney A. Ribeau

/s/ Dorothy K. Robinson	Trustee	March 5, 2010

Dorothy K. Robinson

/s/ David L. Shedlarz	Trustee	March 5, 2010

David L. Shedlarz

/s/ David F. Swensen	Trustee	March 5, 2010

David F. Swensen

/s/ Marta Tienda	Trustee	March 5, 2010

Marta Tienda

/s/ Rosalie J. Wolf	Trustee	March 5, 2010

Rosalie J. Wolf